EXHIBIT (a)(1)

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTION GRANTS FOR

NEW OPTION GRANTS

NOVELL, INC.

THIS SUPPLEMENT CONSTITUTES PART OF THE SECTION 10(a) PROSPECTUSES RELATING TO THE NOVELL, INC.1991 STOCK PLAN AND THE NOVELL, INC.2000 NONSTATUTORY STOCK OPTION PLAN

May 14, 2003

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ii

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NOVELL, INC.

Offer to Exchange Outstanding Option Grants Having an Exercise Price

of $5.03 Per Share or Higher for New Option Grants

to be Issued No Sooner than December 16, 2003

SUMMARY TERM SHEET

The offer and withdrawal rights expire at 5:00 p.m., Pacific Daylight Time, June 12, 2003 unless the offer is extended.

The following explains the material terms of Novell’s offer to exchange:

•	Novell is offering eligible employees the opportunity to exchange outstanding option grants with per share exercise prices of $5.03 or higher for new option grants. (See Section 2 and Section 6)

•	The offer is scheduled to remain open until 5:00 p.m. Pacific Daylight Time, June 12, 2003, unless we decide to extend that expiration time. Therefore, to participate in the offer, you must tender your old option grants to us prior to that time. (See Section 2, Section 4 and Section 15)

•	We will issue to eligible employees new option grants in exchange for old option grants properly tendered in the offer no sooner than December 16, 2003, or six months and one day after the date on which we cancel such tendered options. We plan to cancel properly tendered options on the first business day following the expiration time. (See Section 6)

•	The number of shares underlying the new option grants will be determined by exchange ratios, which are intended to provide participants with new option grants having values generally equal to 80% of their tendered old option grants, based on the assumptions underlying our Black-Scholes valuations described in Section 9 of this Offer to Exchange. (See Section 9)

•	The per share exercise price of the new option grants will be the fair market value of Novell’s common stock on the new option grant date (except for employees subject to tax in Italy). (See Section 9 and Section 36)

•	Each of the new option grants will become exercisable with respect to 50% of the shares underlying such grants on each of the first and second anniversaries of the new option grant date. (See Section 9)

•	Each of the new option grants will have a term of four years. (See Section 9)

•	Each of the new option grants will be nonstatutory stock options, even if the old option grants tendered in the offer were incentive stock options. (See Section 12)

•	To receive a new option grant in the offer, participating eligible employees must continue to be employed with us on the new option grant date. (See Section 1)

•	All of Novell’s employees who are active employees as of the dates on which we commence the offer and cancel the old option grants properly tendered in the offer are eligible to participate in the Offer except for (i) members of Novell’s Worldwide Management Committee, which includes Novell’s executive officers, and (ii) Novell’s directors. (See Section 1)

•	You may withdraw from the offer at any time prior to the expiration time. (See Section 5)

•	The new option grants will be issued under the Novell, Inc. 1991 Stock Plan or the Novell, Inc. 2000 Nonstatutory Plan. (See Section 9)

Shares of Novell’s common stock are traded on The Nasdaq National Market under the symbol “NOVL”. On May 8, 2003, the closing price of our common stock reported on The Nasdaq National Market was $2.85 per share.

For important details about the offer, read the rest of this Offer to Exchange, including the sections entitled “Questions and Answers About the Offer” and “The Offer.”

The Offer to Exchange has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state or foreign securities commission nor has the SEC or any state or foreign securities commission passed upon the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS ABOUT THE OFFER

The following summary answers some of the questions that you may have about the offer. We urge you to read carefully this entire Offer to Exchange, the accompanying memorandum from Betty DePaola dated May 14, 2003, the Election Form and the Notice to Withdraw from the Offer (the “Offer Documents”). The information in this summary is not complete, and additional important information is contained in the Offer Documents. We have included in this summary references to the Sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

1. What is the exchange offer?

This voluntary exchange offer provides eligible employees with the one-time opportunity to exchange outstanding options granted by us with per share exercise prices of $5.03 or higher (referred to as old option grants) for new options that we will grant on or after December 16, 2003 (referred to as new option grants). We refer to the date on which we issue the new option grants as the “new option grant date.” The new option grants will have a per share exercise price equal to the closing sale price of our common stock on the trading day preceding the new option grant date and will all be nonstatutory options. The exercise price for tax residents in Italy may be different, however, due to local laws. (See Section 36)

Subject to and in accordance with this offer, we will accept and cancel all old option grants that are properly tendered and not withdrawn prior to the expiration time of the offer, which is 5:00 p.m., Pacific Daylight Time, June 12, 2003, and issue the new option grants no sooner than the first business day that is at least six months and one day after the date on which we cancel the old option grants that we accept in the offer. Unless we extend the expiration time of the offer, we expect to accept and cancel validly tendered old option grants on June 13, 2003 and to issue the new option grants on December 16, 2003. (See Section 2 and Section 6)

2. Why have I been provided with this Offer to Exchange and other documents?

The terms and conditions of the offer are set forth in this Offer to Exchange, the accompanying memorandum from Betty DePaola dated May 14, 2003, the Election Form and the Notice to Withdraw from the Offer. These documents describe the terms of the offer and are intended to enable you to make an informed decision about whether to tender any of your old option grants. Also, we are required by the federal securities laws to provide you with the information contained in this Offer to Exchange.

We urge you to carefully read this Offer to Exchange, paying particular attention to the risks and tax consequences of the offer to you and the other Offer Documents before you make your decision about participation in this offer. Depending on where you live and work, most of the tax-related disclosure in this Offer to Exchange will not be relevant to you.

3. What is the purpose of the exchange offer?

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe those options are unlikely to be exercised in the foreseeable future. We believe that this exchange offer, by realigning the exercise prices of our underwater options more closely with the current market price of our common stock, will help us demonstrate our commitment to our employees and, therefore, our success and future growth, by improving our ability to retain and motivate our employees. (See Section 3)

4. When will the new option grants become exercisable?

All of the new option grants will become exercisable over a two-year period, with 50% of the shares underlying the grant becoming exercisable on the first anniversary of the new option grant date and the remaining 50% of the shares underlying the grant becoming exercisable on the second anniversary of the new option grant date, provided you are employed by us or one of our subsidiaries on each such date. (See Section 9)

5. When will my new option grants expire?

Your new option grants will expire four years after the new option grant date. If you have not exercised your new option grants by the time they expire, you will not be able to exercise them. (See Section 9)

6. Who is eligible to participate in the offer?

Employees are eligible to participate in the offer if they are active employees of Novell or one of Novell’s subsidiaries as of the dates on which the offer commences and we cancel the old option grants properly tendered in the offer and they are subject to the tax laws of the United States or of one of the countries listed in the answer to Question 7 below. Members of our Worldwide Management Committee, which includes our executive officers, and the members of our Board of Directors are not eligible to participate in the offer. (See Section 1)

7. Are employees outside the United States eligible to participate?

For the most part, yes. Employees who currently are subject to the tax laws of any of the following countries are eligible to participate in the offer: Argentina, Australia, Austria, Belgium, Brazil, Canada, the Czech Republic, Denmark, Finland, France, Germany, Hong Kong, India, Ireland, Israel, Italy, Luxembourg, Malaysia, Mexico, the Netherlands, New Zealand, Norway, the Philippines, Portugal, Puerto Rico, Scotland, Singapore, South Africa, South Korea, Spain, Sweden, Switzerland, Taiwan, Thailand or the United Kingdom. Please be aware that if you live, work or are otherwise a tax resident of one of these countries, the offer may have special rules or restrictions that apply to you. Please be sure to read the appropriate Section of this Offer to Exchange dealing with the special rules and the tax consequences in the applicable country. (See Section 1 and Section 21 through Section 55)

8. Are there any eligibility requirements that I must satisfy after the expiration time of the offer to receive the new option grants?

To receive new option grants in the offer, you must continue to be actively employed by Novell or one of its subsidiaries as of the new option grant date, which we expect will be December 16, 2003. If, for any reason, you do not remain an active employee of Novell or one of its subsidiaries through the new option grant date, you will not receive any new option grants or other consideration in exchange for your tendered old option grants. You are reminded that, unless expressly provided in your employment agreement or by the applicable laws of a non-U.S. jurisdiction, your employment with Novell remains “at-will” and can be terminated by you or Novell at any time, with or without cause or notice. (See Section 1)

9. When does the offer expire? Can the offer be extended, and if so, how will I be notified if it is extended?

The offer expires June 12, 2003, at 5:00 p.m., Pacific Daylight Time, unless we extend the expiration time. We may, in our discretion, extend the offer at any time, although we do not currently expect to do so. If we extend the expiration time, we will make a public announcement to inform you of the extension no later than 6:00 a.m., Pacific Daylight Time, on the business day following the previously scheduled expiration time. (See Section 2 and Section 15)

10. Can the offer be amended or terminated? If so, how will I be notified?

We may, in our discretion, amend or terminate the offer at any time before the expiration time. If we amend or terminate the offer, we will make a public announcement in a manner designed to inform you of any change to the offer, including its amendment or termination. (See Section 15)

11. When will I receive my new option grants?

The new option grant date will be no sooner than the first business day that is at least six months and one day after the date on which we cancel the old option grants accepted in the offer. We plan to cancel properly tendered old option grants on June 13, 2003, which is the first business day following the expiration time of the offer. Therefore, unless we extend the expiration time of the offer, we expect to issue the new option grants on December 16, 2003. (See Section 6)

Due to relevant accounting rules, we will not issue any options to any employee until at least six months and one day after the new option grant date.

12. Why won’t I receive my new option grants immediately after the expiration time of the offer?

If we were to issue the new option grants on any date that is earlier than six months and one day after the date on which we cancel tendered old option grants, we would be subject to accounting charges. (See Section 13)

13. What, if anything, will I receive between the time Novell cancels my tendered old option grants and issues my new option grants?

Promptly after we cancel the old option grants that you tender in the offer, we will send you a Promise to Grant Stock Options. This promise represents our commitment to issue new option grants covering the number of shares of our common stock to which you are entitled under the terms of the offer on the new option grant date. (See Section 6)

14. How many shares will be issuable upon exercise of the new option grants that I receive in exchange for my tendered old option grants?

Along with the Offer Documents, we have provided to you an individualized statement of the number of shares that will be issuable upon exercise of any new option grant that would be issued to you if you exchange any of your old option grants in the offer. We determined the number of shares underlying the new option grants pursuant to exchange ratios that have been calculated in the manner described in the answer to Question 15 below. (See Section 9)

15. How did Novell establish the exchange ratios for the new option grants?

We structured the exchange offer to strike a balance between the interests of our stockholders and our employees. After consultation with an independent third party compensation consultant, we developed a valuation methodology by which we calculated, using the Black-Scholes valuation option pricing model and assumptions developed under that model, the estimated value of each old option grant eligible for exchange in the offer and the estimated value of each new option grant to be issued in exchange for tendered old option grants. We then multiplied the estimated value of each old option grant by 80% and used that value to determine the appropriate exchange ratio for determining the number of shares underlying the new option grant to be issued in exchange for the tendered old option grant.

The number of shares underlying new option grants will be rounded down to the nearest whole share on a grant-by-grant basis since we will not issue new option grants exercisable for fractional shares. In no event, however, will the number of shares underlying any new option grant exceed the number of shares underlying the old option grant tendered in exchange for such new option grant. (See Section 2 and Section 9)

16. How do I tender my old option grants?

To tender your old option grants, you must submit to us a properly completed and executed Election Form. We must receive your Election Form before 5:00 p.m., Pacific Daylight Time, June 12, 2003 or such later date and time to which we extend the expiration time of the offer. (See Section 4)

17. If I choose to tender an old option grant, do I have to tender that option in full?

Yes. We are not accepting partial tenders of any old option grant. You may tender any one or all of your old option grants, but with respect to any one old option grant, you must either tender the grant in full or not at all. (See Section 4)

18. Can I change my election regarding tendered old option grants?

Yes, you may change your election to participate in the offer at any time before the offer expires at 5:00 p.m., Pacific Daylight Time, June 12, 2003. If we extend the offer beyond that time, you may change your election regarding tendered old option grants at any time until the extended expiration of the offer. In order to change your election, you must submit to us a new Election Form that includes the information regarding your new election and is signed and clearly dated after the date of your original Election Form. (See Section 4)

19. May I withdraw my previously tendered old option grants?

Yes, but if you withdraw any tendered old option grants, you must withdraw all tendered old option grants. Accordingly, if you submit a Notice to Withdraw from the Offer, you will no longer be deemed to participate in the offer.

If you do not wish to withdraw all of your tendered old option grants from the offer, you should not submit a Notice to Withdraw from the Offer. Instead, you should send us a new Election Form with your revised elections. Alternatively, if you have withdrawn tendered old option grants, you may re-tender any old option grant prior to the expiration time by sending us a new Election Form.

If we have not accepted your tendered old option grants for payment, that is, accepted for cancellation, by 5:00 p.m., Pacific Daylight Time, July 11, 2003, you may withdraw those old option grants at any time after that date. We intend to accept for cancellation validly tendered old option grants promptly after the expiration of this offer. (See Section 5)

20. How do I withdraw tendered old option grants?

To withdraw old option grants that you have tendered, you must submit to us a properly completed and executed Notice to Withdraw from the Offer. We must receive your Notice to Withdraw from the Offer before 5:00 p.m., Pacific Daylight Time, June 12, 2003 or such later date and time to which we extend the expiration time of the offer. (See Section 5)

21. If I miss the deadline for submitting either my Election Form or Notice to Withdraw from the Offer, can I still participate in or withdraw from the offer?

This is a one-time offer, and we will strictly enforce its expiration time, which we plan will be 5:00 p.m. Pacific Daylight Time, June 12, 2003, subject only to any extension that we may grant. Unless you submit a properly completed and executed Election Form to us prior to the expiration time, you will not be able to participate in the offer or change a prior election to participate in the offer. Unless you submit a properly completed and executed Notice to Withdraw from the Offer to us prior to the expiration time, you may not withdraw any old option grants that you properly tendered in the offer, and, if accepted for cancellation, they will be exchanged for new option grants provided you remain employed with us on the new option grant date.

22. How do I submit my Election Form or Notice to Withdraw from the Offer?

You must submit your Election Form or Notice to Withdraw from the Offer in one of the following ways:

•	The preferred method is for you to submit the document online by accessing our Stock Option Exchange Web Site on Novell’s Innerweb at:

https://innerweb.novell.com/organizations/finance/shareholder_services/.

Although all eligible employees can access the Stock Option Exchange Web Site, use of the online election process in the following countries will not be permitted due to local law: Argentina, Austria, Brazil, France, Germany, Italy, the Netherlands, Norway and Taiwan.

•	Alternatively, you may submit the document by fax to Shareholder Services, Novell, Inc., at one of the following fax numbers: (408) 967-5669, (801) 861-7976 or (509) 752-8002.

•	Alternatively, you may submit the document by personal delivery (but not by intercompany mail) or registered mail or overnight courier addressed to Shareholder Services, Novell, Inc., 2211 North First Street, San Jose, CA 95131.

You are responsible for making sure that the method that you use to submit your form arrives by the expiration time. See the risk factor entitled “You are responsible for the timely submission of your Election Form or Notice to Withdraw from the Offer.” (See Section 4 and Section 5)

23. What happens to old option grants that I choose not to tender or that are not accepted in the offer?

Old option grants that you choose not to tender or that we do not accept in the offer will remain outstanding until they expire by, or are exercised in accordance with, their original terms. They will retain their original exercise price and original vesting schedule. (See Section 6)

Outstanding options with exercise prices of less than $5.03 per share are not eligible for exchange in the offer, and will remain outstanding until they expire by, or are exercised in accordance with, their original terms. They will retain their original exercise price and original vesting schedule. (See Section 2)

24. Will the offer have any impact on my incentive stock options?

The mere fact that we have made this stock option exchange offer could possibly require you to hold shares of common stock purchased under your incentive stock options for a longer period in order to achieve the tax benefits provided by those options. This could be the case even if you do not participate in the offer. Please see the risk factor entitled “Even if you elect to participate in the offer, your incentive stock options may be affected” for information concerning potential U.S. tax consequences. (Section 20)

25. Will my new option grants be nonstatutory or incentive options?

All new option grants issued to you in the offer will be nonstatutory options for U.S. tax purposes, regardless of whether your tendered old option grants were incentive or nonstatutory options. See the risk factor entitled “Your new option grant will be a nonstatutory option, whereas your tendered old option grant may have been an incentive option.” (See Section 12)

26. If I participate in the offer, will I be required to give up all my rights to my cancelled old option grants?

Yes. Once we have accepted old option grants tendered by you in the offer, we will cancel those options and you will no longer have any rights under those options. We intend to cancel all old option grants on the same day we accept them for cancellation, which we expect will be the first business day following the expiration time. We currently expect to accept and cancel all tendered old option grants on June 13, 2003. (See Section 6)

27. Will I have to pay taxes if I tender any old option grants in the offer?

You will not be required under current U.S. law to recognize any income for U.S. federal income tax purposes with respect to the tender or cancellation of your old option grants. In addition, the issuance of new option grants to you will not be a taxable event under current U.S. law, and you will not recognize any income for U.S. federal income tax purposes at the time of the new grant. (See Section 20)

All option holders, including those subject to taxation in a foreign jurisdiction, whether by reason of nationality, residence or otherwise, should consult with their own personal tax advisors as to the tax consequences of their participation in the offer. Tax consequences may vary depending on each individual participant’s circumstances. Included in this Offer to Exchange are short summaries of some of those consequences with respect to some of the countries where our non-U.S. employees are located, including Argentina, Australia, Austria, Belgium, Brazil, Canada, the Czech Republic, Denmark, Finland, France, Germany, Hong Kong, India, Ireland, Israel, Italy, Luxembourg, Malaysia, Mexico, the Netherlands, New Zealand, Norway, the Philippines, Portugal, Puerto Rico, Scotland, Singapore, South Africa, South Korea, Spain, Sweden, Switzerland, Taiwan, Thailand or the United Kingdom. (See Section 21 through Section 55)

If you are subject to tax in the United States, but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences which may apply to you; you should be certain to consult your own advisors and we urge you to read Section 20 through Section 55 of this Offer to Exchange dealing with the country or countries in which you are a tax resident. Those Sections include a discussion of the income tax consequences and other considerations that may apply to you as a result of your participation in this offer.

28. Why can’t I just be granted additional options?

Because of the large number of underwater options we currently have outstanding, a broad grant of additional options to our employees could result in our issuing a substantial number of additional shares of common stock, which would have a negative and dilutive impact on our stockholders. Additionally, our stock option plans have a limited number of shares that are authorized for issuance, and, if we simply issue new options, the number of shares available for future issuance under our plans would be significantly reduced. Therefore, we need to be careful about how many options we grant so that we can make option awards periodically. (See Section 3)

29. What if Novell is acquired by another company before it issues the new option grants?

If we are acquired by another corporation or merge with or into another corporation after we accept and cancel your tendered old option grants but before we issue the new option grants, the Promise to Grant Stock Options will still be honored. Depending on the way that such a transaction may be structured, the Promise will either continue to be an obligation of Novell to you or it will be assumed by our successor or our successor’s parent, subsidiary or other affiliate (in all cases, the “new entity”). The new option grants that you receive pursuant to the offer will be options to purchase stock or other securities of the new entity. The type and number of securities covered by the new option grant would be adjusted to reflect the consideration per share given to holders of Novell’s outstanding common stock at the time of the acquisition. The per share exercise price of the new option grant would be equal to the per share fair market value of such securities on the new option grant date, which would still be no earlier than the first business day that is six months and one day after the date on which we cancelled your old option grants.

If we were to sell substantially all of our assets to another corporation, such an acquiror would not be under any obligation to assume the Promise to Grant Stock Options. We would seek to make provision for tendering option holders in the acquisition agreement but cannot guarantee what, if any, provision would be made. The Promise would remain an obligation of Novell’s, but Novell would no longer have any assets and any securities that Novell might issue to fulfill that obligation would have very little value, if any. Further, in such an event, it is likely that there would not be an active trading market in Novell’s securities. (See Section 6 and Section 9)

30. Does Novell or its Board of Directors have recommendations about my participation in the offer?

No. Neither we nor our Board of Directors is making any recommendation as to whether you should or should not tender any of your old option grants in the offer. You must make your own decision about whether or not to tender old option grants. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (See Section 10)

31. Where can I get more information about Novell, and who can I talk to if I have questions about the offer?

The Offer Documents contain all the terms and conditions of the offer and refer you to documents containing information about Novell. We ask that you read in full the Offer Documents and the documents referred to therein before using the following resources, which are available to provide you with information about the offer:

•	Our Stock Option Exchange Web Site on Novell’s Innerweb at: https://innerweb.novell.com/organizations/finance/shareholder_services/, which is available 24 hours a day, seven days a week, and includes all of the Offer Documents;

•	Our Stock Option Exchange E-Mail Hotline at shareserv@novell.com; and

•	Our Stock Option Exchange Telephone Hotline at (408) 967-8644.

The hotlines cannot assist you in making a decision about whether or to what extent to participate in the offer or provide you with counseling or information beyond what is included in the Offer Documents.

In addition, if you want additional copies of the Offer Documents, you may obtain them by writing to us at Shareholder Services, Novell, Inc., 2211 North First Street, San Jose, CA 95131, e-mailing us at: shareserv@novell.com, or calling us using telephone number: (408) 967-8644.

Please note, no one at Novell is authorized to give you advice about whether or not you should participate in the offer. We recommend that you evaluate the current market price of our common stock, among other factors, before deciding whether or not to tender any of your old option grants. You must make your own decision on whether or not to tender old option grants. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (See Section 10)

CERTAIN RISKS

OF PARTICIPATING IN THE OFFER

Participation in the offer involves a number of potential risks, including those described below. The following highlights the material risks of participating in this offer, and the risk factors under the heading entitled “Factors that May Affect Future Results” in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Novell’s Annual Report on Form 10-K for the fiscal year ended October 31, 2002 and in Novell’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2003 highlight the material risks involved with an investment in our securities and relating to our business.

Eligible participants should carefully consider all of these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. We strongly urge you to read this entire Offer to Exchange, including the Sections discussing tax consequences in the United States, Argentina, Australia, Austria, Belgium, Brazil, Canada, the Czech Republic, Denmark, Finland, France, Germany, Hong Kong, India, Ireland, Israel, Italy, Luxembourg, Malaysia, Mexico, the Netherlands, New Zealand, Norway, the Philippines, Portugal, Puerto Rico, Scotland, Singapore, South Africa, South Korea, Spain, Sweden, Switzerland, Taiwan, Thailand, and the United Kingdom, and the risk factors disclosed in our periodic reports filed with the Securities and Exchange Commission.

RISKS RELATED TO THE OFFER

If our stock price increases after the date on which we cancel your tendered old option grants, the exercise price of your new option grants may be higher than the exercise prices of your old option grants and your old option grants might have been worth more than the new option grants that you receive in exchange for them.

For example, if you cancel old option grants with a $7.00 exercise price, and the fair market value of Novell’s common stock is $10.00 per share on the new option grant date, your new option grants will have a $10.00 per share exercise price.

Even if you receive new option grants in the offer, you will have to remain employed with us for at least one year after the new option grant date in order to partially exercise them.

All of the new option grants will become exercisable over a two-year period, with 50% of the shares underlying the grant becoming exercisable on the first anniversary of the new option grant date and the remaining 50% of the shares underlying the grant becoming exercisable on the second anniversary of the new option grant date, provided that you are employed by us or one of our subsidiaries on each such date. Accordingly, you will not be able to exercise any new option grants issued in the offer unless you remain employed with us long enough for your new option grants to have become exercisable. Generally, if you cease to be employed with us prior to the time your new option grants become exercisable, you may not be able to exercise them and they will have no value.

If your employment terminates before the new option grant date, which we expect will be December 16, 2003, you will not receive any new option grants and your cancelled old option grants will not be returned to you.

Once your tendered old option grants are cancelled in the offer, you will no longer have any rights with respect those grants. In addition, unless you are actively employed with us on the new option grant date, you will not receive any new option grants. Accordingly, if your employment with us terminates for any reason, even a reduction-in-force, prior to the new option grant date, you will not have the benefit of or right to either your cancelled old option grants or any new option grants. This would apply even if a reduction-in-force were related to any acquisition of Novell.

If you participate in the offer, you will be ineligible to receive any additional option grants until December 16, 2003, at the earliest.

Employees are generally eligible to receive option grants at any time that the Compensation Committee of the Board of Directors chooses to make them. However, if you participate in the offer, you will not be eligible to receive any additional option grants until the new option grant date, which will be December 16, 2003, at the earliest.

You are responsible for making sure that the method that you use to submit to us your Election Form or Notice to Withdraw from the Offer results in our receipt of your submission prior to the expiration time.

If we do not have a record of receipt of your submission, we may request that you show us evidence of submission. If you submit to us online either an Election Form or Notice to Withdraw from the Offer, you will promptly receive from us an e-mail confirming our receipt of your submission. We recommend that you keep a copy of that e-mail in case we ask you for evidence of timely online submission. If you do not receive such an e-mail within 24 hours of your submission, please contact us promptly by e-mailing us at shareserv@novell.com. If you do not submit your Election Form or Notice to Withdraw from the Offer to us online, we recommend that you use registered mail or overnight courier, or submit your forms to us by personal delivery (but not by intercompany mail) or by fax. You should keep your receipt or fax confirmation sheet in case we ask you for evidence of timely submission. If you do not have evidence of timely submission, we will not be obligated to change any determinations we have made regarding your participation in the offer.

If we are acquired by another company, your cancelled old option grants might have been worth more than the new option grants that you receive in exchange for them or your may not receive any new options.

A business combination transaction involving Novell could have a substantial effect on the price of our common stock, including significantly increasing the price of our common stock. Depending on the structure and terms of any such transaction, eligible employees who participate in the offer might be deprived of the appreciation in the price of our common stock resulting from the transaction. This could result in a greater financial benefit for those eligible employees who decided not to participate in the offer compared to those who did participate in the offer.

It is not possible to value with any precision the old option grants eligible for exchange or the new option grants that may be issued in the offer.

To determine the exchange ratios used in the offer, we valued the options eligible for exchange in the offer and the new options to be granted on the new option grant date using the Black-Scholes valuation option pricing method, which is a standard methodology for valuing options. Two of the factors used in a Black-Scholes valuation include the expected volatility of common stock over the remaining life of the option and the expected market price of the common stock underlying the option, both of which are incapable of precise determination and involve the use of assumptions and estimates. Thus, the Black-Scholes methodology is only indicative but not determinative in calculating either the current or future value of an option.

TAX-RELATED RISKS FOR U.S. RESIDENTS

If you elect to participate in the offer, you should consider the tax consequences.

The new option grants will be treated as nonstatutory stock options under the U.S. federal tax laws. The issuance of the new option grants is not a taxable event under current U.S. tax law, and you will not recognize any income for U.S. federal income tax purposes at that time.

When you exercise a nonstatutory stock option, you will recognize taxable income for U.S. federal income tax purposes equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income. The subsequent sale of the shares you acquire from the exercise of your nonstatutory stock option will give rise to capital gain to the extent the amount you realize upon the sale of the shares exceeds their fair market value at the time you exercised the option. A capital loss will result to the extent the amount realized upon such sale is less than the fair market value of the shares at the time you exercised the option. The gain or loss will be long-term if the shares are held for more than one year prior to the sale.

You should review Section 20 carefully for a more detailed discussion of the potential U.S. federal tax consequences of participation in the offer. We strongly recommend that you consult your personal tax advisor regarding your personal situation before deciding whether or not to participate in the offer.

Your new option grant will be a nonstatutory option, whereas your tendered old option grant may have been an incentive option.

Whether your tendered old option grant is an incentive stock option or a nonstatutory stock option, your new option grant will be a nonstatutory stock option. In general, nonstatutory stock options are less favorable to you than incentive stock options from a tax perspective. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth in the prospectus for the plan under which your old option grants have been issued.

Even if you elect not to participate in the offer, your incentive stock options may be affected.

If you hold incentive stock options, we do not believe that the offer will affect the U.S. federal tax status of those incentive stock options if you decide not to accept the offer as to your incentive stock options. However, the U.S. Internal Revenue Service may characterize the offer as a “modification” of those incentive stock options, even if you decline the offer. A successful assertion by the IRS that your incentive stock options were modified would extend the period you would have to hold the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. Such an extended holding period for long-term capital gain would require that the sale of the shares not take place until the later of (i) two years from the date of the deemed modification of your incentive stock options or (ii) one year from the date of the option exercise for those shares. In addition, such a deemed modification may also cause a portion of your incentive stock options to be treated as nonstatutory stock options upon exercise by reason of the dollar limitation imposed under the U.S. federal tax laws on the initial exercisability of incentive stock options. Under that limitation, the maximum dollar amount of shares for which an incentive stock option may first become exercisable in any calendar year, including the calendar year in which an old option grant is deemed to have been modified and thereby treated as newly granted, cannot exceed $100,000, measured on the basis of the fair market value of the shares on the grant date of the option or, if later, at the time of any deemed modification of that grant.

TAX-RELATED RISKS FOR NON-U.S. RESIDENTS

Non U.S. resident employees of Novell who are subject to the tax laws in a country other than the United States may experience adverse tax consequences as a result of participating in the offer. You must read the applicable Section in this Offer to Exchange that summarizes the tax consequences to eligible employees subject to tax outside the United States and you should consult your personal tax advisor before making a decision to participate in the offer.

If you are eligible to participate in this offer, but are subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences to you. We strongly recommend that you consult your personal tax advisor regarding your personal situation and any potential tax or social insurance consequences prior to participating in the offer.

If you are a resident of Argentina, the Czech Republic, Finland, France, Germany, Hong Kong, India, Ireland, Luxembourg, Mexico, New Zealand, Norway, the Philippines, Puerto Rico, Scotland, South Africa, South Korea, Spain, Sweden, Taiwan or the United Kingdom we do not believe that you will be subject to income tax as a result of participating in this offer, or upon the issuance of the new option grants. Included as part of this Offer to Exchange are short summaries of the general income tax consequences and other consequences of the offer in countries other than the United States. Please see Section 21 through Section 55, as applicable, for information regarding the tax consequences to you. You should review the summaries carefully and consult your own tax advisor regarding your personal situation before deciding whether or not to participate in the offer.

If you are a resident of Australia, Austria, Belgium, Brazil, Canada, Denmark, Israel, Italy, Malaysia, the Netherlands, Portugal, Singapore, Switzerland or Thailand, see below for a brief description of the possible tax risks related to participating in this offer. Also, please see Section 21 through Section 55 as applicable, for information regarding the tax consequences to you. You should review the summaries carefully and consult your own tax advisor regarding your personal situation before deciding whether or not to participate in the offer.

TAX-RELATED RISKS FOR RESIDENTS OF AUSTRALIA

Under general tax principles in Australia, you may be subject to tax on the exchange of the old option grant and on the new option grant date.

With regard to the exchange of your old option grant, the exchange of your old option grants for new option grants will give rise to a taxable amount (which may be nil in certain circumstances). This tax result occurs because the cancellation of the old option grant will constitute a disposal of the option.

When you tender your old option grant, you will likely be taxed on the market value of the old option grant as at the date of its cancellation. Where the market value of the underlying shares of the old option grant at the time of relinquishment is less than 50% of the exercise price of the old option grant, the market value of the old option grant will be nil. In these circumstances, no tax will be payable on the cancellation of the old option grant. As of the date of this Offer to Exchange, all old option grants eligible to be exchanged and cancelled have an exercise price that is greater than 50% of the current fair market value of the underlying shares.

You will be subject to taxation on the acquisition of the new option grant only where you make an election to that effect (“Election”). Where the Election is not made, you will be subject to taxation on the new option grant at a later date, known as the “Alternative Assessment Time”. If you make the Election, then you will be subject to tax on the market value of the new option grant at issue less the market value of the old option grant at the time of cancellation. If you do not make the Election, then you will be taxed (i) where you dispose of the new option grant (or the shares acquired as a result of exercising the new option grant) in an arm’s length transaction within 30 days after the Alternative Assessment Time, on the consideration you receive for the disposal less the consideration paid to acquire the new option grant (reduced by the exercise price of the new option grant, if the new option grant has been exercised); or (ii) in any other case, on the market value of the new option grant (or the shares acquired as a result of exercising the new option grant) at the Alternative Assessment Time less the consideration paid to acquire the new option grant (reduced by the exercise price of the new option grant, if the new option grant has been exercised).

Please see Section 22 for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in the offer.

TAX-RELATED RISKS FOR RESIDENTS OF AUSTRIA

Under general tax principles in Austria, we believe that you will not be subject to income tax as a result of the cancellation of an old option grant in exchange for a new option grant if you elect to participate in the offer. In addition, the new option grant may not be treated as a new offering of options. This may impact your ability to obtain the beneficial treatment of the new provisions of the Austrian Income Tax Act (assuming the other requirements can also be met). Please see Section 23 for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in the offer.

TAX-RELATED RISKS FOR RESIDENTS OF BELGIUM

Under general tax principles in Belgium, we believe that you will not be subject to income tax as a result of the cancellation of an old option grant in exchange for a new option grant if you elect to participate in the offer. However, you will be subject to tax when a new option grant is issued to you. This means that if you paid tax at the time your old option grants were issued to you and you decide to participate in the offer, you also will likely be subject to tax on the new option grant. In effect, you will likely face double taxation if you receive a new option grant. Please see Section 24 for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in the offer.

TAX-RELATED RISKS FOR RESIDENTS OF BRAZIL

Under general tax principles in Brazil, we believe that you will not be subject to income tax as a result of the cancellation of an old option grant in exchange for the new option grant if you elect to participate in the offer. You will also not be taxed when the new option grant is issued to you.

Due to exchange control restrictions in Brazil, your new option grant exercise method will be limited to a cashless method of exercise. When you utilize a cashless sell-all method of exercise, you will be taxed on the entire gain, that is, the sale proceeds less the total exercise price. When you utilize a cashless sell-to-cover method of exercise, you will only be taxed at exercise on the gain on shares sold to cover the exercise price. When you subsequently sell shares acquired in this manner, you will be taxed on the difference between the sale proceeds and the exercise price, unless the gross proceeds of the shares sold in that month do not exceed the exempt amount of R$20,000 (in combination with other shares sold for the month).

Please see Section 25 for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in the offer.

TAX-RELATED RISKS FOR RESIDENTS OF CANADA

Under general tax principles in Canada, the tax treatment as a result of the cancellation of an old option grant in exchange for a new option grant is uncertain. It is possible that the Canada

Customs and Revenue Agency will treat the exchange as (1) a continuation of the old option grant with a reduction in exercise price, (2) a taxable exchange of employee stock options, or (3) two separate transactions (i.e., a tender of old option grants for cancellation, followed by a grant of new and unrelated options), whereby the tender is viewed as a disposal of the old option grant for no consideration and no taxable income arises. Please see Section 26 for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in the offer.

TAX-RELATED RISKS FOR RESIDENTS OF DENMARK

Under general tax principles in Denmark, you will likely be subject to income tax as a result of the cancellation of an old option grant in exchange for a new option grant if you elect to participate in the offer. The taxable amount will be the value of the new option grant less the amount you paid for the old option grant (which will be zero). The value of the new option grant will be calculated in accordance with the Black-Scholes formula.

You will not be subject to tax when a new option grant is issued to you. Additionally, when you exercise the new option grant, you may be subject to tax, depending on whether the new option grant falls within Section 28 of the Tax Assessment Act. You should consult your tax advisor to determine whether you will be subject to tax at the time of exercise.

Please see Section 28 for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in the offer.

TAX-RELATED RISKS FOR RESIDENTS OF ISRAEL

Under general tax principles in Israel, we believe that you may be subject to income tax as a result of the cancellation of an old option grant in exchange for a new option grant if you elect to participate in the offer and the old option grant is vested at the time of the exchange. However, you will not be subject to tax when a new option grant is issued to you. Please see Section 35 for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in the offer.

TAX-RELATED RISKS FOR RESIDENTS OF ITALY

Under general tax principles in Italy, we believe that you will not be subject to income tax as a result of the cancellation of an old option grant in exchange for a new option grant if you elect to participate in the offer. To qualify for more favorable tax treatment, the exercise price of your new option grant may be different from the exercise price of new option grants issued to other participants outside of Italy. The exercise price of your new option grant will be the higher of (i) the fair market value of Novell’s common stock on the new option grant date or (ii) the average of the official market prices of Novell’s common stock over the month preceding the new option grant date. Please see Section 36 for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in the offer.

TAX-RELATED RISKS FOR RESIDENTS OF THE NETHERLANDS

Under general tax principles in the Netherlands, we believe that you will not be subject to income tax as a result of the cancellation of an old option grant in exchange for a new option grant if you elect to participate in the offer provided that your old option grants were taxed at the time they became unconditionally exercisable (i.e., generally at vesting) and the exchange occurs after three years from the date you accepted the old option grants. However, if your old option grants were taxed at the time they became unconditionally exercisable and the exchange occurs within three years from the date on which you accepted the old option grants, you may be subject to tax as a result of the exchange of an old option grant for a new option grant.

If taxation on your old option grants was deferred to the time of exercise because you agreed to restrict your exercise to a cashless sell-all method of exercise, then you may be subject to tax as a result of the exchange of an old option grant for a new option grant if the exchange is deemed a fictitious exercise.

To gain more favorable tax treatment, when you exercise your new option grant, you will be restricted to using the cashless sell-all method of exercise. You will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. You are not entitled to hold shares acquired pursuant to the exercise of the new option grant. Please see Section 40 for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in the offer.

TAX-RELATED RISKS FOR RESIDENTS OF PORTUGAL

Under general tax principles in Portugal, we believe it is unlikely that you will be subject to income tax as a result of the cancellation of an old option grant in exchange for a new option grant if you elect to participate in the offer. Because the tax law in this area is not settled, however, this result is not completely certain. Please see Section 44 for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in the offer.

TAX-RELATED RISKS FOR RESIDENTS OF SINGAPORE

Under general tax principles in Singapore, because the Inland Revenue Authority of Singapore may view the exchange as a taxable release of an existing right, you may be subject to tax as a result of the cancellation of an old option grant in exchange for a new option grant if you elect to participate in the offer. If, however, you are not taxed when the old option grant is cancelled, when you exercise your new option grant, you will likely be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price unless you are eligible for an exemption or deferral. Please see Section 47 for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in the offer.

TAX-RELATED RISKS FOR RESIDENTS OF SWITZERLAND

Under general tax principles in Switzerland, we believe that you will not be subject to income tax as a result of the cancellation of an old option grant in exchange for a new option grant if you elect to participate in the offer. In addition, although this result is not completely certain, because the exercise of your new option grant will be restricted to the cashless sell-all method of exercise, you will not be subject to tax when a new option grant is issued to you. To defer your tax obligation to exercise, rather than grant, the exercise of your new option grant will be restricted to the cashless sell-all method. When you exercise your new option grant, you will be taxed on the difference between the fair market value of the shares on the date of exercise and the exercise price. You are not entitled to hold shares acquired pursuant to the exercise of the new option grant. Please see Section 52 for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in the offer.

TAX-RELATED RISKS FOR RESIDENTS OF THAILAND

Under general tax principles in Thailand, we believe that you will not be subject to income tax as a result of the cancellation of an old option grant in exchange for a new option grant if you elect to participate in the offer. Due to exchange control restrictions in Thailand, however, when you exercise your new option grant, you will be restricted to the cashless sell-all method of exercise. When you exercise your new option grant, you will be taxed on the difference between the fair market value of the shares sold and the exercise price. You are not entitled to hold shares acquired pursuant to the exercise of the new option grant. Please see Section 54 for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in the offer.

THE OFFER

Section 1. Eligibility

You are eligible to participate and receive new option grants in the offer if:

•	You are an active employee of Novell or one of our subsidiaries as of the date hereof and as of the date on which we cancel the old option grants properly tendered in the offer and remain an active employee though the new option grant date, which we expect will be December 16, 2003;

•	You live or work in and are subject to tax in one of the following countries: the United States, Argentina, Australia, Austria, Belgium, Brazil, Canada, the Czech Republic, Denmark, Finland, France, Germany, Hong Kong, India, Ireland, Israel, Italy, Luxembourg, Malaysia, Mexico, the Netherlands, New Zealand, Norway, the Philippines, Portugal, Puerto Rico, Scotland, Singapore, South Africa, South Korea, Spain, Sweden, Switzerland, Taiwan, Thailand or the United Kingdom; and

•	You are not a member of the Worldwide Management Committee or our Board of Directors.

If, for any reason, you cease being an active employee of Novell at any time between the date you tender old option grants and the new option grant date, you will not receive any new option grants or any other consideration in exchange for your tendered old option grants. This means that if you quit, with or without good reason, we terminate your employment, with or without cause, or you die before the new option grant date, you will not receive anything for the old option grants that you tendered and we cancelled in the offer. The new option grant date will be no sooner than December 16, 2003.

Section 2. Terms of Exchange; Expiration Time

Subject to the terms and conditions of the offer, we will exchange for new options having the terms described in Section 9 of this Offer to Exchange all outstanding options to purchase shares of our common stock with exercise prices of $5.03 or higher held by eligible employees that are properly tendered in accordance with Section 4 of this Offer to Exchange and not validly withdrawn in accordance with Section 5 of this Offer to Exchange before the expiration time, which means 5:00 p.m., Pacific Daylight Time, June 12, 2003, unless we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term “expiration time” refers to the latest time and date at which the offer, as so extended, expires. See Section 7 and Section 15 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the offer.

We will not accept partial tenders of any old option grant. Therefore, you must tender an old option grant in full.

If your old option grants are properly tendered and accepted for cancellation, they will be cancelled and, subject to the terms of this offer, you will be entitled to receive a new option grant to purchase shares of Novell common stock. Whether you tender an incentive stock option or a nonstatutory stock option in the offer, all of the new option grants issued in the offer will be nonstatutory stock options for U.S. tax purposes.

The number of shares underlying the new option grants will be calculated according to exchange ratios that are intended to provide participating employees with new option grants having values equal to 80% of the estimated fair market value of their tendered old option grants, based on the assumptions disclosed in Section 9. We calculated the values of the old option grants and the new option grants using the Black-Scholes valuation option pricing model.

Set forth in Section 9 is an explanation of the assumptions underlying our Black-Scholes calculations and a table presenting the exchange ratio applicable to each old option grant eligible for exchange in the offer.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

Section 3. Purpose of the Offer

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe those options are unlikely to be exercised in the foreseeable future. We are making this offer to provide our eligible employees with the opportunity to own new option grants that, over time, may have a greater potential to increase in value than their existing old option grants, creating better performance initiatives for our employees and thereby maximizing stockholder value.

Section 4. Procedures for Tendering Old Option Grants; Change of Election

Proper Tender of Old Option Grants. You may tender one or more of your old option grants, but you must tender each old option grant in full. For example, if you hold (i) an option grant that was originally exercisable for 1,000 shares at $6.00 per share (the “$6.00 Option Grant”), but you have already exercised the grant with respect to 700 shares, (ii) an option grant to purchase 1,000 shares at an exercise price of $10.00 per share (the “$10.00 Option Grant”) and (iii) an option grant to purchase 2,000 shares at an exercise price of $4.00 per share (the “$4.00 Option Grant”), you may tender:

•	None of your option grants;

•	The $6.00 Option Grant with respect to all remaining 300 shares;

•	The $10.00 Option Grant with respect to all 1,000 shares; or

•	Both the $6.00 and $10.00 Option Grants with respect to the 1,300 shares underlying those two Option Grants.

You may not tender the $4.00 Option Grant because only option grants with exercise prices of $5.03 and higher are eligible for exchange.

Proper Completion of Election Form. To validly tender your old option grants you must properly complete, execute and submit the Election Form to us in one of the following ways:

•	The preferred method is for you to submit the document online by accessing our Stock Option Exchange Web Site on Novell’s Innerweb at:

https://innerweb.novell.com/organizations/finance/shareholder_services/.

Although all eligible employees can access the Stock Option Exchange Web Site, due to local laws, employees residing in Argentina, Austria, Brazil, France, Germany, Italy, the Netherlands, Norway or Taiwan must deliver a hard copy of the Election Form to Shareholder Services, Novell, Inc., and may not submit an Election Form online.

•	Alternatively, you may submit the document by fax to Shareholder Services, Novell, Inc., at one of the following fax numbers: (408) 967-5669, (801) 861-7976 or (509) 752-8002.

•	Alternatively, you may submit the document by personal delivery (but not by intercompany mail) or registered mail or overnight courier addressed to Shareholder Services, Novell, Inc., 2211 North First Street, San Jose, CA 95131.

The new Election Form must be signed and dated and must specify the name of the option holder who is tendering the old option grants.

Changing Your Election to Tender Old Option Grants. To validly change your election regarding the tender of old option grants, you must complete, execute and submit a new Election Form. If you submit a new Election Form that is properly completed, signed and dated prior to the expiration time, it will replace any previously submitted Election Form, which will be disregarded.

Deadline for Tendering Old Option Grants. This is a one-time offer, and we will strictly enforce its expiration time, which we plan will be 5:00 p.m. Pacific Daylight Time, June 12, 2003, subject only to any extension that we may grant. Unless you submit a properly completed and executed Election Form to us prior to the expiration time, you will not be able to participate in the offer or change a prior election to participate in the offer.

The timely submission of the Election Form is your responsibility. We intend to confirm via e-mail the receipt of your Election Form within 24 hours; if you have not received such a confirmation of receipt, it is your responsibility to ensure that your Election Form has been received by us. Our confirmation of receipt of your documents is not by itself an acceptance of any old option grants. (See Section 6)

Determination of Validity; Rejection of Old Option Grants; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, answers to all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of old option grants. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of old option grants that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly tendered old option grants that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any old option grants. No tender of old option grants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension that we may grant in our sole discretion.

Section 5. Withdrawal Rights; Change of Decision to Withdraw; Withdrawal After the Expiration Time

Proper Withdrawal From the Offer. You may withdraw your tendered old option grants at any time before 5:00 p.m., Pacific Daylight Time, June 12, 2003. If we extend the offer beyond that time, you may withdraw your tendered old option grants at any time until the extended expiration time of the offer.

To validly withdraw tendered old option grants, you must submit to Shareholder Services, Novell, Inc., a completed, signed and dated Notice to Withdraw from the Offer, with the required information, in one of the following ways:

•	The preferred method is for you to submit the document online by accessing our Stock Option Exchange Web Site on Novell’s Innerweb at:

https://innerweb.novell.com/organizations/finance/shareholder_services/.

Although all eligible employees can access the Stock Option Exchange Web Site, due to local laws, employees residing in Argentina, Austria, Brazil, France, Germany, Italy, the Netherlands, Norway or Taiwan must deliver a hard copy of the Notice to Withdraw from the Offer, and may not submit that form online.

•	Alternatively, you may submit the document by fax to Shareholder Services, Novell, Inc., at one of the following fax numbers: (408) 967-5669, (801) 861-7976 or (509) 752-8002.

•	Alternatively, you may submit the document by personal delivery (but not by intercompany mail) or registered mail or overnight courier addressed to Shareholder Services, Novell, Inc., 2211 North First Street, San Jose, CA 95131.

The Notice to Withdraw from the Offer must be signed and dated and must specify the name of the option holder who is withdrawing all tendered old option grants.

Changing Your Decision to Withdraw From the Offer. Unless you properly re-tender your old option grants by completing, executing and submitting a new Election Form before the expiration time by following the procedures described in Section 4 of this Offer to Exchange, you may not rescind their withdrawal and any tendered old option grants that you have withdrawn will be deemed not properly tendered for purposes of the offer.

Deadline for Withdrawing From the Offer. This is a one-time offer, and we will strictly enforce its expiration time, which we plan will be 5:00 p.m. Pacific Daylight Time, June 12, 2003, subject only to any extension that we may grant. Unless you submit a properly completed and executed Notice to Withdraw from the Offer to us prior to the expiration time, you may not withdraw any old option grants that you properly tendered in the offer, and they will be exchanged for new option grants provided you remain employed with us on the new option grant date.

The timely submission of the Notice to Withdraw from the Offer is your responsibility. We intend to confirm the receipt of your Notice to Withdraw from the Offer within 24 hours; if you have not received such a confirmation of receipt, it is your responsibility to ensure that your Notice to Withdraw from the Offer has been received by us.

Withdrawal After the Expiration Time. After the expiration time, we will accept validly tendered old option grants for cancellation. We currently intend to accept validly tendered old option grants for cancellation on or before 5:00 p.m., Pacific Daylight Time, June 13, 2003 (see Section 6). If we have not yet accepted for payment, that is, accepted for cancellation, your tendered old option grants by 5:00 p.m., Pacific Daylight Time, July 11, 2003, you may withdraw them at any time thereafter.

Notices. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Withdraw from the Offer, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices to Withdraw from the Offer. Our determination of these matters will be final and binding.

Section 6. Acceptance of Old Option Grants; Issuance of New Option Grants; Effect of a Business Combination Involving Novell Prior to the New Option Grant Date

Acceptance of Old Option Grants. Upon the terms and conditions of the offer and as promptly as practicable following the expiration time, we will accept and cancel all old option grants that are properly tendered and not validly withdrawn before the expiration time. Subject to our rights to extend, terminate and amend the offer, discussed in Section 7 of this Offer to Exchange, we currently expect that we will accept all properly tendered old option grants that are not validly withdrawn by June 13, 2003.

Notice of Acceptance. For purposes of this offer, we will be deemed to have accepted tendered old option grants as of the time when we give oral or written notice to Shareholder

Services, Novell, Inc. or the option holders of our acceptance of such grants for exchange. We may provide this notice of acceptance by press release, e-mail or interoffice mail or by posting it on the Stock Option Exchange Web Site on Novell’s Innerweb at https://innerweb.novell.com/organizations/finance/shareholder_services/.

Cancellation of Old Option Grants. If you elect to participate in the offer, your tendered old option grants will be cancelled on the date we accept them in the offer. Unless we extend the offer, we expect to accept and cancel all tendered old option grants on June 13, 2003. Upon cancellation of your tendered old option grants, you will have no further rights with respect to those grants or under their corresponding stock option agreements, and those grants will have no value to you. By tendering your old option grants, you agree that the applicable stock option agreements will terminate upon our cancellation of the grants.

Status of Old Option Grants Not Tendered or Accepted. Old option grants that are not tendered for exchange or that we do not accept will remain outstanding and retain their current exercise price, vesting schedule and other terms and conditions.

Eligibility for Additional Option Grants. If we accept and cancel your tendered old option grants, you will be ineligible for any additional stock option grants until the new option grant date. Nevertheless, you should not expect that, if you do not participate in the offer, you will be considered for any additional option grants before the new option grant date.

Promise to Grant Stock Option. For each of your old option grants that is cancelled in the offer, we will promptly send you a written Promise to Grant Stock Option after the cancellation date. The Promise to Grant Stock Options will evidence our binding commitment to issue to you a new option grant, subject to and in accordance with the terms of this offer, on a date no earlier than December 16, 2003, provided that you continuously remain an active employee of Novell or one of our subsidiaries from the cancellation date until the new option grant date.

If we accept your tendered old option grants for cancellation, we will not issue a new option grant to you if we are then prohibited from doing so by applicable law or if issuing the new option grant would violate the marketplace rules or listing requirements of The Nasdaq Stock Market or any similar rules or requirements to which we are subject. In such a case, we will issue the new option grants no sooner than the first business day on which we may do so lawfully and in compliance with such rules and requirements. If we cannot issue the new option grants lawfully and in compliance with such rules and requirements within one year after the date on which we cancel the old option grants tendered in the offer, our obligation to issue the new option grants will end. We currently do not anticipate any such prohibitions.

Issuance of New Option Grants. Subject to the terms and conditions of this offer, if your old option grants are properly tendered and accepted, they will be cancelled as of the date of our acceptance, which we anticipate to be June 13, 2003, and you will be issued a new option grant no sooner than the first business day that is at least six months and one day after the cancellation date. Thus, subject to the terms and conditions of this offer, if your tendered old option grants are cancelled on June 13, 2003, we currently expect that you will be issued a new option grant on December 16, 2003. If we cancel properly tendered old option grants after June 13, 2003, the new option grant date will be delayed so that it is no sooner than six months and one day after the cancellation date.

Your new option grant will entitle you to purchase a certain number of shares of Novell common stock. The number of shares will depend on the exchange ratio applied to each tendered old option grant. (See Section 9)

If, however, for any reason, you are not an active employee of Novell or a successor entity through the new option grant date, you will not receive any new option grants or other consideration in exchange for your tendered old option grants.

Effect of a Business Combination Involving Novell Prior to the New Option Grant Date. If we are acquired by another corporation or merge with or into another corporation after we accept and cancel your tendered old option grants but before we issue the new option grants, the Promise to Grant Stock Options will still be honored. Depending on the way that such a transaction may be structured, the Promise will either continue to be an obligation of Novell to you or it will be assumed by our successor or our successor’s parent, subsidiary or other affiliate (in all cases, the “new entity”). The new option grants that you receive pursuant to the offer will be options to purchase stock or other securities of the new entity. The type and number of securities covered by the new option grant would be adjusted to reflect the consideration per share given to holders of Novell’s outstanding common stock at the time of the acquisition. The per share exercise price of the new option grant would be equal to the per share fair market value of such securities on the new option grant date, which would still be no earlier than the first business day that is six months and one day after the date on which we cancelled your old option grants.

If we were to sell substantially all of our assets to another corporation, such an acquiror would not be under any obligation to assume the Promise to Grant Stock Options. We would seek to make provision for tendering option holders in the acquisition agreement but cannot guarantee what, if any, provision would be made. The Promise would remain an obligation of Novell’s’ but Novell would no longer have any assets and any securities that Novell might issue to fulfill that obligation would have very little value, if any. Further, in such an event, it is likely that there would not be an active trading market in Novell’s securities.

Section 7. Conditions to the Offer

Notwithstanding any other provision of the offer, we will not be required to accept any old option grants tendered for exchange and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time after this date and prior to the expiration time, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with the acceptance and cancellation of old option grants tendered for exchange:

•	There shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges or delays or restricts the making of the offer, the acquisition or cancellation of some or all of the tendered old option grants pursuant to the offer, or the issuance of new option grants, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair (e.g., by increasing the accounting costs associated with the offer) the contemplated benefits of the offer to Novell, where the contemplated benefits include the opportunity to align employee and stockholder interests and offer eligible employees a valuable incentive to stay with Novell and to achieve high levels of performance;

•	There shall have occurred:

•	any general suspension of trading in, or limitation of prices for, securities on The Nasdaq National Market, any national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States;

•	the commencement of a war, armed hostilities or other international or national crisis directly or indirectly affecting the United States;

•	any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that of any of our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the offer; or

•	in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

•	There shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes;

•

A tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for Novell, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

•	Any change or changes shall have occurred in Novell’s business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Novell or may materially impair the contemplated benefits of the offer to Novell.

The conditions to the offer are for Novell’s benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration time. We may waive them, in whole or in part, at any time and from time to time prior to the expiration time, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

Section 8. Price Range of Our Common Stock

Our common stock is currently traded on The Nasdaq National Market under the symbol “NOVL.” The following table shows, for the periods indicated, the closing prices per share of our common stock as reported by The Nasdaq National Market.

	High	Low
Fiscal Year 2003
Quarter ended April 30, 2003	$3.29	$2.15
Quarter ended January 31, 2003	$3.98	$2.63

Fiscal Year 2002
Quarter ended October 31, 2002	$2.86	$1.58
Quarter ended July 31, 2002	$3.91	$2.17
Quarter ended April 30, 2002	$5.17	$3.59
Quarter ended January 31, 2002	$5.58	$3.71

Fiscal Year 2001
Quarter ended October 31, 2001	$5.05	$3.10
Quarter ended July 31, 2001	$5.69	$4.50
Quarter ended April 30, 2001	$8.72	$3.55
Quarter ended January 31, 2001	$9.34	$4.91

As of May 8, 2003, the closing price of our common stock, as reported by The Nasdaq National Market, was $2.85 per share.

We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your old option grants.

Section 9. Source and Amount of Consideration; Terms of the New Option Grants

Source of Consideration. We will issue the new option grants under the Novell, Inc. 1991 Stock Plan (the “1991 Plan”) and the Novell, Inc.2000 Nonstatutory Stock Option Plan (the “2000 Nonstatutory Plan”). No new option grants will be issued under the Novell, Inc. 2000 Stock Plan

(the “2000 Plan”), the Novell/SilverStream 1997 Stock Incentive Plan (the “SilverStream 1997 Plan”), or the Novell/SilverStream/Bondi Software, Inc. Employee Stock Option Plan (the “SilverStream Employee Stock Plan”) (collectively, along with the 1991 Plan and the 2000 Nonstatutory Plan, the “Stock Plans”). Instead, tendered old option grants issued under those three plans will be exchanged for new option grants issued under the 1991 Plan.

Amount of Consideration. The number of shares underlying the new option grants will be determined according to exchange ratios that are intended to provide participating employees with new option grants having values equal to 80% of the estimated fair market value of their tendered old option grants, based upon the assumptions described below. We calculated the values of the old option grants and the new option grants using the Black-Scholes valuation option pricing model.

The Black-Scholes valuation option pricing model takes into account (i) the expected market price of our common stock on the date on which we commence the offer, (ii) the expected volatility of our common stock over the remaining life of the option, (iii) the remaining life of the option, (iv) the risk-free interest rate over the remaining life of the option, and (v) the expected dividends on our common stock.

For purposes of the valuation of the old option grants eligible for exchange, we used (i) the closing price of our common stock on May 5, 2003, which was $2.88, (ii) common stock price volatility measures ranging from 70.55% to 97.50%, (iii) the actual remaining life of each old option grant, (iv) risk free interest rates, based on Treasury STRIPS, ranging from 1.20% to 4.11%, and (v) a dividend yield of 0.0%.

For purposes of the valuation of the new option grants that we may issue in the offer, we used (i) an estimated exercise price of $2.88, which was the closing price of our common stock on May 5, 2003, (ii) a volatility measure of 86.40%, (iii) a term of four years, (iv) a risk-free interest rate, also based on Treasury STRIPS, of 2.57%, and (v) a dividend yield of 0.0%.

The number of shares of Novell common stock underlying the new option grants will be determined pursuant to the following exchange ratios:

OLD OPTION GRANT ISSUE DATE	OLD OPTION GRANT EXERCISE PRICE	OLD OPTION GRANT EXPIRATION DATE	EXCHANGE RATIO: OLD OPTION GRANT TO NEW OPTION GRANT
9/7/94	$15.38	9/7/04	5.000:1
4/12/95	$20.81	4/12/05	5.000:1
6/22/95	$20.00	6/22/05	5.000:1
12/22/95	$14.63	12/22/05	5.000:1
3/1/96	$12.19	3/1/06	3.800:1
4/10/96	$13.50	4/10/06	3.950:1
6/28/96	$13.69	6/28/06	3.040:1
8/28/96	$11.00	8/28/06	2.480:1
10/24/96	$10.25	10/24/06	2.260:1

11/21/96	$10.50	11/21/06	2.250:1
12/6/96	$10.63	12/6/06	2.230:1
3/11/97	$9.63	3/11/07	1.980:1
5/15/97	$8.25	5/15/07	1.970:1
6/11/97	$8.00	6/11/07	1.910:1
7/18/97	$6.91	6/24/03	5.000:1
7/18/97	$6.91	8/3/03	5.000:1
7/18/97	$6.91	10/5/03	5.000:1
7/18/97	$6.91	2/15/04	5.000:1
7/18/97	$6.91	4/5/04	5.000:1
7/18/97	$6.91	5/24/04	5.000:1
7/18/97	$6.91	8/10/04	5.000:1
7/18/97	$6.91	9/7/04	5.000:1
7/18/97	$6.91	12/21/04	4.050:1
7/18/97	$6.91	2/16/05	3.660:1
7/18/97	$6.91	4/12/05	3.350:1
7/18/97	$6.91	5/19/05	3.350:1
7/18/97	$6.91	6/22/05	3.200:1
7/18/97	$6.91	8/17/05	2.980:1
7/18/97	$6.91	9/18/05	2.870:1
7/18/97	$6.91	10/20/05	2.770:1
7/18/97	$6.91	12/22/05	2.600:1
7/18/97	$6.91	3/1/06	2.430:1
7/18/97	$6.91	4/10/06	2.350:1
7/18/97	$6.91	5/23/06	2.040:1
7/18/97	$6.91	6/28/06	1.980:1
7/18/97	$6.91	8/28/06	1.900:1
7/18/97	$6.91	10/24/06	1.840:1
7/18/97	$6.91	11/21/06	1.800:1
7/18/97	$6.91	12/6/06	1.790:1
7/18/97	$6.91	3/11/07	1.700:1
7/18/97	$6.91	5/15/07	1.800:1
7/18/97	$6.91	6/11/07	1.780:1
7/18/97	$6.91	7/18/07	1.740:1
8/7/97	$8.34	8/7/07	1.890:1
10/8/97	$8.75	10/8/07	1.870:1
12/10/97	$8.38	12/10/07	1.770:1
2/9/98	$7.63	2/9/08	1.660:1
4/6/98	$10.25	4/6/08	1.830:1
4/24/98	$9.88	4/24/08	1.790:1
5/27/98	$10.44	5/27/08	1.940:1
7/20/98	$13.13	7/20/08	2.120:1
9/21/98	$12.44	9/21/08	2.000:1
11/16/98	$14.31	11/16/08	2.080:1
11/16/98	$14.31	11/16/08	2.080:1
1/13/99	$18.31	1/13/09	2.280:1
2/12/99	$19.50	2/12/09	2.310:1
3/12/99	$25.00	3/12/09	2.600:1

3/17/99	$24.06	3/17/09	2.540:1
4/12/99	$24.88	4/12/09	2.540:1
5/12/99	$25.06	5/12/09	2.500:1
6/14/99	$23.19	6/14/09	2.540:1
7/12/99	$29.63	7/12/09	2.870:1
8/12/99	$23.94	8/12/09	2.490:1
9/13/99	$24.06	9/13/09	2.450:1
9/20/99	$22.19	9/20/09	2.340:1
10/12/99	$20.06	10/12/09	2.200:1
10/26/99	$16.69	9/20/09	2.040:1
11/12/99	$18.44	11/12/09	2.080:1
12/13/99	$20.94	12/13/09	2.180:1
1/12/00	$34.63	1/12/10	2.790:1
2/14/00	$38.88	2/14/10	2.910:1
2/24/00	$34.06	2/24/10	2.690:1
3/13/00	$31.38	3/13/10	2.550:1
5/4/00	$10.63	5/4/10	1.550:1
6/12/00	$9.06	6/12/10	1.530:1
7/14/00	$9.22	7/14/10	1.530:1
8/14/00	$9.19	8/14/10	1.510:1
9/12/00	$10.00	9/12/10	1.550:1
10/12/00	$8.00	10/12/10	1.420:1
11/13/00	$8.22	11/13/10	1.420:1
12/12/00	$7.00	12/12/10	1.340:1
1/12/01	$7.66	1/12/11	1.370:1
2/12/01	$7.75	2/12/11	1.370:1
2/26/01	$6.31	1/13/09	1.440:1
2/26/01	$6.31	2/12/09	1.430:1
2/26/01	$6.31	3/12/09	1.420:1
2/26/01	$6.31	3/17/09	1.420:1
2/26/01	$6.31	4/12/09	1.410:1
2/26/01	$6.31	5/12/09	1.390:1
2/26/01	$6.31	6/14/09	1.430:1
2/26/01	$6.31	7/12/09	1.420:1
2/26/01	$6.31	8/12/09	1.400:1
2/26/01	$6.31	9/13/09	1.390:1
2/26/01	$6.31	9/20/09	1.390:1
2/26/01	$6.31	10/12/09	1.380:1
2/26/01	$6.31	11/12/09	1.370:1
2/26/01	$6.31	12/13/09	1.360:1
2/26/01	$6.31	1/12/10	1.350:1
2/26/01	$6.31	2/24/10	1.340:1
2/26/01	$6.31	3/13/10	1.330:1
3/12/01	$6.06	3/12/11	1.270:1
5/14/01	$5.24	5/14/11	1.240:1
1/14/02	$5.21	1/14/12	1.190:1
7/22/02	$5.25	8/19/09	1.320:1
7/22/02	$5.27	1/19/11	1.230:1

7/22/02	$5.62	12/4/10	1.260:1
7/22/02	$5.66	11/17/10	1.270:1
7/22/02	$6.21	12/15/10	1.300:1
7/22/02	$6.56	5/2/10	1.330:1
7/22/02	$6.56	9/15/10	1.340:1
7/22/02	$7.62	10/5/10	1.400:1
7/22/02	$8.67	8/18/10	1.480:1
7/22/02	$8.73	9/15/10	1.470:1
7/22/02	$8.85	9/15/10	1.480:1
7/22/02	$9.38	10/20/10	1.490:1
7/22/02	$10.37	9/24/09	1.660:1
7/22/02	$10.80	5/31/10	1.640:1
7/22/02	$12.17	5/2/10	1.630:1
7/22/02	$13.40	6/23/10	1.780:1
7/22/02	$13.56	12/13/09	1.790:1
7/22/02	$13.87	6/23/10	1.800:1
7/22/02	$14.67	4/4/10	1.770:1
7/22/02	$15.41	7/21/10	1.860:1
7/22/02	$15.41	8/18/10	1.840:1
7/22/02	$17.09	10/29/09	2.020:1
7/22/02	$17.36	6/23/10	1.990:1
7/22/02	$18.20	12/13/09	2.040:1
7/22/02	$18.20	6/23/10	2.030:1
7/22/02	$18.30	12/13/09	2.040:1
7/22/02	$19.53	12/13/09	2.110:1
7/22/02	$19.53	6/23/10	2.100:1
7/22/02	$24.21	3/31/10	2.220:1
7/22/02	$27.16	10/30/09	2.550:1
7/22/02	$27.16	11/30/09	2.500:1
7/22/02	$28.10	2/28/10	2.420:1
7/22/02	$33.35	12/13/09	2.780:1
7/22/02	$33.35	6/23/10	2.770:1
7/22/02	$36.46	1/31/10	2.830:1
7/22/02	$39.00	12/31/09	3.010:1

The number of shares underlying each new option grant will be rounded down to the nearest whole share and adjusted for any stock splits, reverse stock splits, stock dividends and similar events prior to the new option grant date. If all eligible employees tender all of their old option grants eligible for exchange in the offer, subject to the terms and conditions of this offer, we will cancel old option grants to purchase a total of approximately 27,505,115 shares of common stock and we will issue new option grants to purchase a total of approximately 16,187,371 shares of common stock. The shares issuable upon exercise of these new option grants would equal approximately 4.36% of the total shares of our common stock outstanding as of April 30, 2003.

Material Terms of the New Option Grants.

•	Each new option grant will be issued under our 1991 Plan, except that old option grants issued under our 2000 Nonstatutory Plan will be exchanged for new option grants issued under that plan. All new option grants will be subject to the terms of the Stock Plan under which they are issued, and to the terms of a new option agreement.

•	Each new option grant will be a nonstatutory stock option for purposes of the U.S. Internal Revenue Code of 1986, as amended.

•	Each new option grant will become exercisable with respect to 50% of the shares underlying the grant on each of the first and second anniversaries of the new option grant date, provided you are employed by us or one of our subsidiaries on each such date.

•	The exercise price per share of each new option grant will be equal to the closing price of our common stock reported on The Nasdaq National Market on the trading day preceding the new option grant date, except for new option grants issued to eligible employees subject to tax in Italy (see Section 36). Note that the new option grants may have a higher exercise price than some or all of the old option grants tendered for exchange.

•	All new option grants will have a term of four years.

The following description summarizes the material terms of our Stock Plans and the options granted thereunder.

Our 1991 Plan permits the granting of incentive stock options, nonstatutory stock options, stock purchase rights, stock appreciation rights and long-term performance awards. Our 2000 Nonstatutory Plan permits only the granting of nonstatutory stock options. Our 2000 Plan permits the granting of incentive stock options, nonstatutory stock options, stock purchase rights and common stock equivalents. Our SilverStream 1997 Plan permits the granting of incentive stock options, nonstatutory stock options, restricted common stock and other stock-based awards; however, no new incentive stock options may be granted under the SilverStream 1997 Plan. Our SilverStream Employee Stock Plan permits the granting of incentive stock options and nonstatutory stock options; however, the SilverStream Employee Stock Plan has terminated by its terms and no new grants may be made under the plan. All of the Stock Plans are currently administered by the Compensation Committee of the Board of Directors (the “Administrator”). Subject to the other provisions of the Stock Plans, the Administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

Term. Options granted under the Stock Plans generally have a term of ten years, although some options granted under the Stock Plans had a term of eight years. All new option grants issued pursuant to this offer will have a term of four years.

Termination of Employment. After the termination of your service as an employee, you may exercise your option (to the extent that you were entitled to exercise it on the date of your termination of service) only to the extent provided in your option agreement. If, after termination, you do not exercise your option within the time specified in the option agreement, the option will terminate, and the shares covered by such option will revert to and again become available for issuance under the applicable Stock Plan, during the term of the applicable Stock Plan. The Administrator of each Stock Plan generally has the authority to determine the post-termination time period in which you may exercise your options, subject to certain maximum time periods provided in the Stock Plans. Generally, under the 1991 Plan, the 2000 Nonstatutory Plan and the 2000 Plan you may exercise your options within sixty days of your termination of service, and under the SilverStream 1997 Plan and the SilverStream Employee Stock Plan you may exercise your options within ninety days of your termination of service, in each case to the extent your options were exercisable immediately before your termination. If your termination of service is due to death or disability, you or the executors, administrators, legatees or distributees of your estate may generally exercise your options granted under the 2000 Nonstatutory Plan, the 2000 Plan, and the SilverStream 1997 Plan within twelve months of your death or disability, to the extent your options were exercisable immediately before your death. However, under the SilverStream Employee Stock Plan, unless otherwise provided in the option agreement, awards are deemed exercised immediately following the participant’s death and the beneficiary will receive a cash payment equal to the difference between the exercise price of the option and the fair market value of the outstanding options.

Under the 2000 Nonstatutory Plan and the 2000 Plan, if your termination of service is due to your death and prior to your death a portion of your option is exercisable, the portion of your option that would have become exercisable within the twelve-month period after your death if you continued as our employee will become exercisable as of the date of your death. If your termination of service is due to your retirement, options granted to you under the 2000 Nonstatutory Plan and the 2000 Plan that are exercisable as of the date of your termination will generally remain exercisable for twenty-four months after your retirement, unless the Administrator has provided a different time period in your option agreement. Under the 1991 Plan, the 2000 Nonstatutory Plan and the 2000 Plan, if your termination of service is due to a reduction in force, the portion of your option that would have become exercisable within the ninety-day period after your termination if you continued as our employee will become exercisable as of the date of termination.

The termination of your option under the circumstances specified in this Section will result in the termination of your interests in the applicable Stock Plan. In addition, the occurrence of certain corporate events, as described below, may affect your rights under your option.

Exercise Price. Generally, the Administrator determines the exercise price at the time the option is granted. For all eligible employees, the exercise price per share of the new option grants will be equal to the closing price of our common stock reported by the Nasdaq National Market on the trading day preceding the new option grant date.

If you are subject to tax in Italy, please note that, in order to qualify for more favorable tax treatment, the per share exercise price of your new option grant will be the greater of (i) the fair market value of Novell common stock on the new option grant date or (ii) the average of the prices of such stock for the month immediately preceding the new option grant date. Please see Section 36 for details.

Because we will not issue the new option grants until at least six months and one day following the date on which we cancel old option grants accepted in the offer, the earliest we will issue the new option grants will be December 16, 2003. Given that future date, we cannot predict the per share exercise price of the new option grants. Your new option grant may have a higher exercise price than some or all of your old option grants.

Exercisability. Each stock option agreement specifies the date when the option becomes exercisable. The time when options become exercisable is determined by the Administrator. Options granted by us generally become exercisable over forty-eight months (although options have been granted that become exercisable over thirty-, thirty-six- or forty-two-month periods), provided the employee remains continuously employed by us or one of our subsidiaries. All of the new option grants to be issued in the offer will become exercisable over a two-year period, with 50% of the shares underlying the grant becoming exercisable on the first anniversary of the new option grant date and the remaining 50% of the shares underlying the grant becoming exercisable on the second anniversary of the new option grant date, provided you are actively employed by us or one of our subsidiaries on each such date.

Payment of Exercise Price. You may exercise your options, in whole or in part, by delivery to us of a written notice or exercise form that is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price are determined by the Administrator and will be set forth in your option agreement. The permissible methods of payment generally include some or all of the following: cash, check, consideration received by us under a cashless exercise program, or a combination of the foregoing methods. However, for those employees who are subject to tax outside of the United States, the payment methods may be restricted. Please be sure to see the Section in this Offer to Exchange discussing the tax consequences of the offer in the country in which you are subject to tax for the details regarding any such limitations. These descriptions are contained in Section 20 through Section 55.

Adjustments Upon Certain Events. In the event there is a merger or acquisition through the sale of all or substantially all of our assets after the new option grants have been issued, your new option grant will be treated in accordance with the Stock Plan under which it was granted.

All of our Stock Plans provide that if we merge with or into another corporation, or sell substantially all of our assets, each option must be assumed or the successor corporation must substitute an equivalent option. If the outstanding options are not assumed or substituted for by the successor corporation, the Administrator will notify the optionee that the option is fully exercisable and is exercisable within a specified time period, and the option will terminate upon the expiration of such time period. If your options are assumed or substituted, you generally will receive a certain number of options to purchase shares of the successor’s stock, based on the exchange ratio determined in connection with the transaction. Under the 1991 Plan, if there is a change in control (as defined in the 1991 Plan) of Novell, unless the Administrator determines otherwise, all options granted under the 1991 Plan will become exercisable in full, and will then be terminated in exchange for a cash payment.

If there is a change in our capitalization, such as a stock split, reverse stock split, stock dividend or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the exercise price of each option and the number of shares subject to each option.

Under the 1991 Plan, in the event there is a liquidation or dissolution of Novell, your outstanding options will terminate immediately prior to the consummation of the liquidation or dissolution. However, under the 2000 Plan, the 2000 Nonstatutory Plan, the SilverStream 1997 Plan, and the SilverStream Employee Stock Plan, you will be given the opportunity to exercise your options within a specified time period prior to the liquidation or dissolution.

Transferability of Options. Generally, no options may be transferred, other than by will or the laws of descent and distribution during the lifetime of the grantee. In the event of your death, your options may be exercised by a person who acquires the right to exercise the options by bequest or inheritance.

Registration of Shares of Common Stock Underlying Stock Option Grants. We have filed registration statements on Form S-8 with the Securities and Exchange Commission to register under the Securities Act of 1933, as amended, shares of our common stock for offer and sale pursuant to our Stock Plans. All of the shares issuable upon exercise of our options, including the new option grants, have been registered under the Securities Act. Unless you are one of our affiliates at the time you exercise your options, you will be able to sell the shares underlying your options free of any transfer restrictions under applicable U.S. securities laws.

U.S. Federal Income Tax Consequences. You should refer to Section 20 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new option grants and the old option grants tendered for exchange, as well as the consequences of accepting or rejecting a new option grant in this offer. If you are a tax resident of the United States, but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this offer.

Income Tax Consequences Outside the United States. If you are subject to tax in Argentina, Australia, Austria, Belgium, Brazil, Canada, the Czech Republic, Denmark, Finland, France, Germany, Hong Kong, India, Ireland, Israel, Italy, Luxembourg, Malaysia, Mexico, the Netherlands, New Zealand, Norway, the Philippines, Portugal, Puerto Rico, Scotland, Singapore, South Africa, South Korea, Spain, Sweden, Switzerland, Taiwan, Thailand or the United Kingdom, you should refer to Section 21 through Section 55, respectively, for a discussion of the income tax consequences of offer, as well as the consequences of accepting or rejecting a new option grant. These Sections also mention certain legal restrictions and/or exchange control issues that may apply. Although in some cases certain other taxes are mentioned, such as social taxes, stamp taxes or wealth taxes, this information is not comprehensive or systematic in each country. If you are subject to tax in one of these countries, but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this offer.

Our statements in this Offer to Exchange concerning our Stock Plans and the new option grants are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of our Stock Plans, and the forms of agreements thereunder. You may obtain a copy of our Stock Plans and the forms of agreements thereunder by writing to us at Shareholder Services, Novell, Inc., 2211 North First Street, San Jose, CA 95131, e-mailing us at: shareserv@novell.com, or calling us using telephone number: (408) 967-8644. We will promptly furnish you copies of these documents at our expense.

Section 10. Information Concerning Novell; Information About the Offer

Information Concerning Novell. Novell provides Net business solutions designed to secure and power the networked world, helping organizations solve complex business challenges, simplify their systems and processes, and capture new opportunities. Net business solutions include software applications and consulting services, developed using open Internet standards and our own eDirectory™ network infrastructure products, that support highly distributed network solutions and capitalize on the growth of the Internet. With both software and services offerings, we can determine how Net business solutions can be used by an organization and the requirements necessary to ensure proper security and access, which can then be turned into a Net solutions approach that helps our customer deliver the right information, to the right individual, at the right time, and on the right device.

In addition, our Net business solutions include essential network management, messaging, and collaboration capabilities integrated through our directory services. Our software provides the framework and applications for managing, maintaining and accessing the information and services of these networks.

Our training, service and support, and consulting groups also support our Net business solutions by providing worldwide technical support, consulting, education, and developer and distribution channel programs that support our product offerings.

Our principal executive offices are located at 1800 South Novell Place, Provo, Utah 84606, and our telephone number is (801) 861-7000.

Information About the Offer. The Offer Documents contain all of the terms and conditions of the offer and refer you to documents containing information about Novell. We ask that you read in full the Offer Documents and the documents referred to therein before using the following resources, which are available to provide you with information about the offer:

•	Our Stock Option Exchange Web Site on Novell’s Innerweb at: https://innerweb.novell.com/organizations/finance/shareholder_services/, which is available 24 hours a day, seven days a week, and includes all of the Offer Documents;

•	Our Stock Option Exchange E-Mail Hotline at shareserv@novell.com; and

•	Our Stock Option Exchange Telephone Hotline at (408) 967-8644.

The hotlines cannot assist you in making a decision about whether or to what extent to participate in the offer or provide you with counseling or information beyond what is included in the Offer Documents.

In addition, you may obtain additional copies of the Offer Documents by writing to us at Shareholder Services, Novell, Inc., 2211 North First Street, San Jose, CA 95131, e-mailing us at: shareserv@novell.com, or calling us using telephone number: (408) 967-8644.

Please note, no one at Novell is authorized to give you advice about whether or not you should participate in the offer. We recommend that you evaluate the current market price of our common stock, among other factors, before deciding whether or not to tender any of your old option grants. You must make your own decision on whether or not to tender old option grants. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

Section 11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Old Option Grants

A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of April 30, 2003, our directors and executive officers as a group beneficially owned options under our Stock Plans as follows:

Name of the Stock Plan	Shares issuable upon exercise of options owned by directors and executive officers	Percentage of shares subject to all options outstanding under the Stock Plan
Novell, Inc. 1991 Stock Option Plan	1,571,500	4.98%
Novell, Inc. 2000 Nonstatutory Stock Option Plan	0	0%
Novell, Inc. 2000 Stock Plan	6,732,045	55.53%
Novell/SilverStream 1997 Stock Incentive Plan	0	0%
Novell/SilverStream/Bondi Software, Inc. Employee Stock Plan	0	0%

The table below shows how much of our common stock is beneficially owned as of April 30, 2003 by our directors and our executive officers. As of that date, there were 371,295,559 shares of Novell common stock outstanding.

Name	Number of Outstanding Shares Owned(1)	Right to Acquire(2)	Restricted Stock(3)	Total Shares Beneficially Owned	Percent of Outstanding Shares
Albert Aiello	15,000	0	0	15,000	*
Fred Corrado	0	0	0	0	*
Jack L. Messman	583,441	1,699,071	349,308	2,631,820	*
Richard L. Nolan	10,000	163,125	0	173,125	*
Thomas G. Plaskett	0	0	0	0	*
John W. Poduska, Sr.	113,275	36,875	0	150,150	*
James D. Robinson, III	37,024	36,875	0	73,899	*
Carl S. Ledbetter	129,076	383,750	0	512,826	*
H. Carvel Moore	48,078	212,500	30,000	290,578	*
Christopher Stone	16,452	187,500	180,000	187,500	*
Gerard Van Kemmel	92,668	350,000	75,000	517,668	*
Joseph A. LaSala, Jr.	30,157	175,000	30,000	235,157	*
Alan J. Friedman	13,457	175,000	30,000	218,457	*
Joseph S. Tibbetts, Jr.	0	0	0	0	*
All current directors and executive officers as a group	1,088,628	3,419,696	694,308	5,202,632	1.40

*	less than 1%
(1)	Includes shares for which the named person has sole or shared voting and investment power, unless otherwise indicated in the footnotes. Excludes shares that may be acquired through stock option exercises or are restricted common stock holdings.
(2)	Includes shares that can be acquired through stock option exercises through June 29, 2003.
(3)	These shares can be voted, but are subject to a vesting schedule, forfeiture risk and other restrictions.

There have been no transactions in old option grants that were effected during the sixty days prior to and including April 30, 2003 by any of our directors or executive officers. None of our directors or executive officers is eligible to participate in this offer.

Section 12. Status of Old Option Grants Acquired in the Offer

The old option grants eligible for exchange in the offer have been issued under the 1991 Plan, the 2000 Nonstatutory Plan, the 2000 Plan, SilverStream 1997 Plan, or the SilverStream Employee Stock Plan. We will issue the new option grants under the 1991 Plan, except that tendered old option grants issued under the 2000 Nonstatutory Plan will be exchanged for new option grants issued under that plan.

To the extent shares are not fully reserved for issuance under the Stock Plans upon exercise of the new option grants to be issued in the offer, such shares will be available for future awards to employees and other eligible participants of each Stock Plan, as appropriate, without further stockholder action, except as required by applicable law, the rules of The Nasdaq National Market, any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

The old option grants eligible for exchange in the offer include both incentive stock options and nonstatutory stock options. Whether you tender an incentive stock option or a nonstatutory stock option in the offer, all of the new option grants issued in the offer will be nonstatutory stock options for U.S. tax purposes.

Section 13. Accounting Consequences of the Offer

In light of current accounting guidelines, we have structured the offer so that no new option grants will be issued until at least six months and one day after the date on which we cancel old option grants accepted in the offer so that this offer will not be deemed a stock option repricing. In other words, we have structured the offer with the objective that we will not be subject to variable or other accounting compensation charges against our earnings in connection with the new option grants.

Accounting guidelines require us to perform an analysis of whether the new option grants that we issue in the offer constitute “substantial consideration” as defined by those guidelines. In the event that it is determined that “substantial consideration” has not been provided to a participant, those guidelines require us to determine whether or not equity consideration was previously channeled to that employee as an additional incentive for participation in the offer. In such a circumstance, where it is determined that additional equity consideration was previously channeled to an employee as incentive for participation in the offer, that additional equity consideration would be subject to variable or other accounting compensation charges against our earnings. It is our belief that all participants in the offer will receive “substantial consideration” or, if determined otherwise, that we will be able to establish that those participants did not receive additional equity consideration as incentive for participation in the offer. Consequently, we do not expect that the offer will result any charges against our earnings.

Accounting standards in this area may change. If they change and such change would subject us to variable or other accounting compensation charges, we may modify the offer as necessary to ensure the intended accounting treatment or, if we cannot appropriately modify the program, we may not commence the program or may terminate the program. If the change occurs after the completion of the offer, we will have to comply with the changed variable accounting treatment, which could require us to recognize expenses in connection with the issuance of the new option grants.

Section 14. Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept for cancellation tendered old option grants and to issue new option grants in exchange therefor is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from issuing new option grants or required to obtain a license or regulatory permit or to make a filing before issuing new option grants, we may not issue any new option grants and you may not receive any other consideration for the old option grants you tendered. We are unaware of any such prohibitions at this time or of any prohibitions that cannot be satisfied by obtaining a license or regulatory permit or making a filing, and we will use reasonable efforts to effect the issuance of the new option grants.

Section 15. Extension of the Offer; Termination or Amendment

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for cancellation of any tendered old option grants by giving oral or written notice of such extension to the eligible employees or making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration time, to terminate or amend the offer and to postpone our acceptance for cancellation of any tendered old option grants upon the occurrence of any of the events listed in Section 7, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance for cancellation of old option grants tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, as amended, which requires that we must either pay the consideration offered or return the tendered grants promptly after termination or withdrawal of the offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to eligible employees or by decreasing or increasing the number of options being sought in the offer.

If we decide to extend, delay, terminate or amend the offer, we will give you notice or make a public announcement to inform you in writing of any:

•	Increase or decrease in the amount of consideration offered for the options eligible for exchange in the offer; or

•	Decrease in the number of options eligible for exchange in the offer; or

•	Increase in the number of options eligible for exchange in the offer by an amount that exceeds 2% (two percent) of the shares issuable upon exercise of the options eligible for exchange in the offer immediately prior to the increase.

Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the announcement must be issued no later than 6:00 a.m., Pacific Daylight Time, on the next business day after the last previously scheduled or announced expiration time. Any public announcement made through the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to a national newswire service, posting a notice on our website or sending an e-mail to all eligible employees stating the details of the amendment to the offer.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1)(ii) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of such terms or information, except in the case of a change in price or a change in the number of options sought, which requires that ten business days remain in the offer period following the announcement of the change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

Section 16. Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer.

Section 17. Additional Information

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, the Offer Documents, and the following materials that we have filed with the SEC before making a decision on whether or not to tender your old option grants for exchange in the offer:

•	Our Annual Report on Form 10-K and amendment No. 1 thereto on Form 10-K/A for our fiscal year ended October 31, 2002;

•	Our Quarterly Report on Form 10-Q for the quarter ended January 31, 2003;

•	Our definitive proxy statement on Schedule 14A relating to our 2003 Annual Meeting of Stockholders, filed with the SEC on March 17, 2003;

•	Our Current Reports on Form 8-K dated February 3, 2003 and May 5, 2003; and

•	The description of our common stock contained in the registration statement on Form 8-A dated April 3, 1985, and the description of our Preferred Shares Rights Plan and the Series A Junior Participating Shares issuable thereunder contained in the registration statement on Form 8-A dated November 11, 1996, as amended by Amendment No. 1 thereto on Form 8-A/A dated December 13, 1999 and any amendment or report filed for the purpose of updating such descriptions.

These filings and our other annual, quarterly and current reports, proxy statements and other documents filed with the Securities and Exchange Commission may be examined, and copies may be obtained, at:

•	The Public Reference Room of the Securities and Exchange Commission at the SEC’s principal offices located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and

•	The SEC’s website at http://www.sec.gov.

Please call the SEC at 1-800-SEC-0330, or see its website, for further information about the operation of the Public Reference Room.

Each person to whom a copy of this Offer to Exchange is provided may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at Shareholder Services, Novell, Inc., 2211 North First Street, San Jose, CA 95131, e-mailing us at: shareserv@novell.com, or calling us using telephone number: (408) 967-8644.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about Novell should be read together with the information contained in the documents to which we have referred you.

Section 18. Financial Information

The financial information included in our annual report on Form 10-K for the fiscal year ended October 31, 2002 and our quarterly report on Form 10-Q for the quarter ended January 31, 2003 is incorporated herein by reference and is available for review on the SEC’s website at http://www.sec.gov and on our website at http://innerweb.novell.com/groups/sharehld. See

“Additional Information” in Section 17 of this Offer to Exchange for instructions on how you can otherwise obtain copies of our SEC filings, including filings that contain our financial statements. A summary of our financial information is set forth in Schedule B to this Offer to Exchange.

Section 19. Forward-Looking Statements; Miscellaneous

This Offer to Exchange and our SEC reports referred to above include “forward-looking statements.” When used in this Offer to Exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to Novell or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we file with the SEC, including our annual report on Form 10-K, as amended, for the fiscal year ended October 31, 2002, and our quarterly report on Form 10-Q for the quarter ended January 31, 2003, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.

Section 20. Material U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences applicable to the tender and exchange of options pursuant to the offer and the issuance of the new option grants. This discussion is based on the U.S. Internal Revenue Code, the relevant legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it applicable in all respects to all categories of option holders, including our international employees.

Eligible employees who are subject to taxation in countries other than the United States, whether by reason of their nationality, residence or otherwise, should consult with their individual tax advisors as to the consequences of their participation in the offer. Included below are short summaries of some of the important tax implications (current as of the date of the offer) you should take into account if you are subject to taxation in a country other than the United States.

U.S. Income Tax Consequences of the New Option Grants. The applicable U.S. tax principles may be summarized as follows:

Cancellation of Options. If you tender old option grants that we cancel in the offer, there will be no resulting tax consequence to you for U.S. federal income tax purposes.

Tender of Old Option Grants for New Option Grants. If you exchange old option grants for new option grants that we issue more than six months and a day after the cancellation date of your old option grants, regardless of whether the old option grants are incentive stock options or nonstatutory options, you will not recognize any income for U.S. federal income tax purposes at the time of the exchange, and you can treat the exchange as a non-taxable exchange.

Issuance of New Option Grants. You will not recognize any income for U.S. federal income tax purposes when we issue the new option grants to you. The issuance of the new option grants is not a taxable event.

Exercise of New Option Grants. The new option grants will be taxable as nonstatutory stock options under the U.S. federal tax laws. When a nonstatutory stock option is exercised, you will recognize taxable income for U.S. federal income tax purposes equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income. The subsequent sale of the shares you acquire from the exercise of your nonstatutory stock option will give rise to capital gain equal to the difference between the amount you realize upon the sale of the shares and the fair market value at the time of acquisition upon exercise of the option. A capital loss will result to the extent the amount realized upon such sale is less than the fair market value of the shares at the time of acquisition. The gain or loss will be long-term if the shares are held for more than one year prior to the sale.

Effect on Incentive Stock Options Not Tendered. If you hold old stock option grants that are incentive stock options under the U.S. federal tax laws, we do not believe that the offer will affect the tax status of those incentive stock options if you decide not to participate in the offer with respect to those incentive stock options. However, the U.S. Internal Revenue Service (the “IRS”) may characterize the offer as a “modification” of those incentive stock options, even if you do not tender them in the offer. A successful assertion by the IRS that your incentive stock options were modified would extend the period you would have to hold the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. Such an extended holding period for long-term capital gain would require that the sale of the shares not take place until the later of (i) two years from the date of the deemed modification of your incentive stock options or (ii) one year from the date of the option exercise for those shares. In addition, such a deemed modification may also cause a portion of your incentive stock options to be treated as nonstatutory stock options upon exercise by reason of the dollar limitation imposed under the U.S. federal tax laws on the initial exercisability of incentive stock options. Under that limitation, the maximum dollar amount of shares for which an incentive stock option may first become exercisable in any calendar year, including the calendar year in which an old option grant is deemed to have been modified and thereby treated as newly granted, cannot exceed $100,000, measured on the basis of the fair market value of the shares on the grant date of the option or, if later, at the time of any deemed modification of that grant.

We recommend that you consult your own tax advisor with respect to the U.S. federal, state and local tax consequences of participating in the offer, and any foreign tax laws that may apply to you.

If you choose not to exchange any of your old option grants, we also recommend that you consult with your own tax advisor to determine the tax consequences applicable to the exercise of the old option grants you do not exchange and to the subsequent sale of the common stock purchased under those grants.

Section 21. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of Argentina

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for a new option grant for individuals subject to tax in Argentina. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. You will not be subject to tax as a result of the exchange of an old option grant for a new option grant.

Issuance of New Option Grant. You will not be subject to tax when a new option grant is issued to you.

Exercise of New Option Grant. When you exercise the new option grant, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. You also may be subject to social insurance contributions to the extent you have not already exceeded the applicable compensation ceiling.

Sale of Shares. You will be subject to income tax at rates of 9% to 35% when you subsequently sell shares acquired upon exercise of a new option grant if the shares are held for 12 months or less. If you hold the shares for more than 12 months, any gain will be taxed at a maximum of 15%. Please note that capital gains realized upon the sale of shares which are traded on a stock exchange are not subject to income tax. However, it is unclear whether this tax exemption applies only to shares traded on an Argentine stock exchange, or whether it is also applicable to shares traded on a foreign stock exchange, such as Novell’s shares. Please consult your local tax advisor.

Withholding and Reporting. Your employer is required to withhold and report income tax and social insurance contributions (to the extent you have not exceeded the applicable compensation ceiling) when you exercise your new option grant. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. Your employer is not required to withhold or report on the subsequent sale of the shares.

Bank Tax. A tax of 0.6% is imposed on all amounts debited or credited to bank accounts, including checks or wire transfers from your checking account. An exemption exists for amounts debited or credited from bank accounts that are related to salary. This exemption may apply to any payment from or to your bank for the purchase or sale of shares. Please consult your local advisor.

Personal Assets Tax. If you exercise your option and acquire shares, the shares you hold will be considered a computable asset for personal assets tax purposes. You will be subject to a 0.5% personal assets tax if your computable assets are valued between ARP102,300 and ARP302,300 per year and you have been living in Argentina for five years. (Please note that this rate increases to .75% if your computable assets are valued at more than ARP302,300.)

Stamp Tax. A stamp tax may be due on shares acquired if you work outside of Buenos Aires. If you work in Buenos Aires, you are exempt from the stamp tax.

Nature of Offer. This offer is being made by Novell on behalf of your employer.

Securities Information. This offer is private and is not subject to the supervision of any Argentine governmental authority.

Restrictions on Online Election. Due to certain local law restrictions, you may not use the Stock Option Exchange Web Site on Novell’s Innerweb to submit your Election Form or Notice to Withdraw from the Offer. You may only submit your properly completed and executed Election Form or Notice to Withdraw from the Offer by fax, by personal delivery, by registered mail or by overnight courier as described in the Offer to Exchange.

Foreign Exchange Information. Please note that exchange controls in Argentina are currently in a state of flux. Therefore, you should consult with your legal advisor regarding any approval or reporting obligations that you may have with respect to the exercise of your options, the ownership of foreign shares and/or the receipt of cash payments from abroad.

Section 22. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of Australia

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in Australia. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. The voluntary relinquishment (i.e., the cancellation) of an old option grant in exchange for the right to receive a new option will give rise to taxation. The cancellation of an old option grant will be considered a relinquishment of your old option grant in exchange for the right to receive a new option grant (provided certain conditions are met). Therefore, you may be taxed in relation to both of the following: (1) the cancellation of the old option grant; and (2) the issuance of the Promise to Grant Stock Options (the “Promise”). Please note that the amount of tax due and the timing of the taxation will depend upon a number of factors, as discussed below.

Tax on Cancellation of Existing Option. The amount and characterization of taxable income will depend on whether you made an election to be taxed in the income year of the issuance of the old option grant. Please see below for further details.

If You Did Not Make an Election. If you did not make an election to be taxed in the income year in which the old option grant was issued, you will be subject to tax on the market value (as defined under Australian tax law) of the old option grant on the cancellation date at your marginal rate of tax. Because the exercise price of the old option grant will likely exceed the current market value of the underlying shares (as defined under Australian tax law) at the time of the cancellation, the market value of the old option grant will be determined in accordance with a statutory formula. In accordance with the statutory formula, the market value of the old option grant will be nil where the market value of the underlying shares at the time of cancellation is less than 50% of the exercise price.

If You Made an Election. If you made an election to be taxed in the income year in which your old option grant was issued, you will be subject to capital gains tax. Your capital gain will be calculated as the difference between the market value of the old option grant at the time of the cancellation, which is the price an arm’s length purchaser would be willing to pay for the old option grant (while there is no requirement to apply the statutory formula to determine the market value of the cancelled option under the capital gains tax provisions, the Commissioner of Taxation is likely to accept the value determined thereunder), and the market value of the old option grant at the time it was issued. If, at the time of the cancellation of the old option grant, you have held it for at least one year prior to the cancellation, you will only be subject to capital gains tax on 50% of your capital gain (note that you can apply your prior or current year capital losses against the whole capital gain). If you have not held the old option grant for at least one year, you will be subject to capital gains tax on all of your capital gain.

If the market value of the old option grant at the time of cancellation is less than the market value of the old option grant at the time it was issued, you will be entitled to claim a capital loss in this amount (note that capital losses are available to offset current year or future year capital gains and that a capital loss cannot be used to offset other income).

Tax on Issuance of Promise to Grant Options. Promptly after your old option grant is cancelled in the offer, you will receive the Promise. The acquisition of the Promise will constitute the acquisition of a qualifying right under an employee share option scheme. You will be subject to tax as a result of the acquisition of the Promise. You will be liable to pay tax either in the income year in which you acquire the Promise, if you make an election to that effect, or, in the absence of the election, at a later date. The tax consequences under the two alternatives are detailed below.

If You Make an Election. If you make an election to pay tax upon your acquisition of the Promise, then you must include an amount in your assessable income in the income year in which your old option grant is cancelled. The amount included in your assessable income will be the market value of the Promise less the market value of the cancelled old option grant at the time of cancellation (which, as noted above, is the price an arm’s length purchaser would be willing to pay for the old option grant).

Note that if you make an election, then it will cover each right, option and share in Novell that you acquire during the income year.

If you Do Not Make an Election. If you do not make an election to pay tax upon your acquisition of the Promise, then you must include an amount in your assessable income for the income year in which the earliest of the following assessment times occurs in relation to the Promise (“Alternative Assessment Time”):

(i)	when you dispose of the new option grants issued pursuant to the Promise, other than by exercising them;

(ii)	when your employment with Novell, or any of its affiliates, ceases;

(iii)	when the new option grants acquired pursuant to the Promise are exercised; and

(iv)	10 years from the acquisition of the Promise.

The amount which you must include in your assessable income for the income year in which the Alternative Assessment Time occurs in relation to the Promise will be:

(i)	where you dispose of a new option grant or the shares acquired upon exercise of any such grant in an arm’s length transaction within 30 days after the Alternative Assessment Time—the amount or value of any consideration you receive for the disposal less the consideration paid to acquire the Promise (which is equal to the market value of the old option grant as of the date it was cancelled), reduced by the exercise price of the new option grant, if the new option has been exercised; or

(ii)	in any other case—the market value of the Promise, the new option grant, or the shares acquired upon exercising such grant, at the Alternative Assessment Time less the consideration paid to acquire the Promise and reduced by the exercise price of the new option grant, if the new option grant has been exercised.

No Benefit Where the Promise is Lost. If you lose the benefit of the Promise before you are able to exercise the new option grant (e.g., you cease working for Novell or its affiliates before you exercise the new option), you will be deemed to have never acquired the Promise. In that case, no amount needs to be included in your assessable income in relation to the acquisition of the Promise. If necessary, you may amend an assessment to exclude an amount previously included in assessable income in relation to the acquisition of the Promise. In addition, you may also be entitled to a capital loss equal to the taxable amount on which you paid tax as a result of the cancellation of the old option grant.

Issuance of New Option Grant. When your new option grant is issued to you, you will not be subject to tax.

Sale of Shares. You will be subject to capital gains tax when you sell shares acquired upon exercise of a new option grant. Provided you sell the shares in an arm’s length transaction, the gain will be calculated as the difference between the sale proceeds and the market value of the shares at exercise. If you have held the shares for at least one year at the time of sale, then only 50% of this amount will be subject to capital gains tax. If you have not held the shares for at least one year, you will be subject to capital gains tax on all of your capital gain.

Provided you sell the shares in an arm’s length transaction, if the sale proceeds are less than the market value of shares at the time of exercise, you will be entitled to claim a capital loss in that amount.

Withholding and Reporting. Your employer is not required to withhold taxes with respect to the exchange, the issuance or sale of shares. You will be responsible for reporting and paying any taxes arising due to the offer, the issuance of the new option grant, the exercise of new option grant and the sale of shares, including income tax and Medicare levy and surcharge (if applicable).

Market Value. Please note that where the term “market value” is used above, it means the market value, as determined in accordance with Australian tax law.

Terms of New Option. Your new option will be granted under the Australian Addendum and the Supplementary Australian Document to the 1991 Plan or the 2000 Nonstatutory Plan, as applicable, and, therefore, subject to the terms of the Australian Addendum and the Supplementary Australian Document in addition to the terms of the 1991 Plan or the 2000 Nonstatutory Plan, as applicable.

Section 23. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of Austria

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in Austria. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. It is unlikely that you will be subject to tax as a result of the exchange of an old option grant for a new option grant. The option exchange will likely not be considered a grant of a new option, but rather an amendment of certain conditions of the existing option.

Issuance of New Option Grant. You will not be subject to tax when a new option grant is issued to you.

Exercise of New Option Grant. You will be subject to income tax and social insurance contributions when you exercise a new option grant. You will be taxed on the difference between the fair market value of the shares on the date of exercise and the exercise price.

If the new option grant is not treated as a grant of a new option for tax purposes, but rather an amended form of the old option grant, which is likely, beneficial tax treatment will only be available for old option grants issued after December 31, 2000, provided certain conditions are met. Such beneficial tax treatment may include an exemption from or deferral of tax in certain circumstances. Please consult with your tax advisor to determine your applicable tax treatment and what beneficial treatment, if any, may apply to you.

Sale of Shares. If you exercise your new option grant and sell the shares within 12 months of exercise, you will be subject to tax on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. However, you will not owe any tax if your total gain from the sale of the shares (and the sale of other moveable property) within one year after their acquisition and the sale of real estate within 10 (in some cases 15) years after its acquisition does not exceed €440 in a calendar year.

If you hold your shares for more than 12 months, you will not be subject to tax when you subsequently sell the shares.

You must report the taxable amount to the relevant tax authorities by May 15 of the year following the taxable event, provided that your annual gross salary exceeds €8,720, and provided further that the annual income not subject to income tax withholding exceeds €730.

Withholding and Reporting. Your employer is required to withhold and report income tax and social insurance contributions to the extent the option is taxable at exercise (i.e., no exemption is available). In addition, your employer is required to withhold and report income tax and social insurance distributions on any deferred amounts at the time they become taxable. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. It is also your responsibility to report and pay any taxes as the result of the sale of the shares.

Exchange Control Information. If you do not hold shares received pursuant to exercise with a bank in Austria, you must submit a report to the Austrian National Bank by using the form “Standmeldung.” An exemption applies if the value of the securities does not exceed €75,000. The reporting date is December 31; the deadline for filing the report is March 31 of the following year.

You will be subject to a separate reporting obligation if you elect to open a cash account with a broker outside of Austria. The opening of such an account must be reported to the Austrian National Bank. Additional reporting requirements apply if the transaction volume of all of your cash accounts abroad exceeds €75,000. If the transaction volume of such accounts exceeds €2.5 million, you will be required to make monthly reports of the movements and the balance of such accounts.

Restrictions on Online Election. Due to certain local law restrictions, you may not use the Stock Option Exchange Web Site on Novell’s Innerweb to submit your Election Form or Notice to Withdraw from the Offer. You may only submit your properly completed and executed Election Form or Notice to Withdraw from the Offer by fax, by personal delivery, by registered mail or by overnight courier as described in the Offer to Exchange.

Section 24. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of Belgium

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in Belgium. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. It is unlikely that you will be subject to tax as a result of the cancellation of an old option grant in exchange for a new option grant. However, there is a risk that if your old option grant was considered a “qualifying” option for Belgian tax purposes at the time that it was offered to you, the cancellation could be viewed as a “transfer” in violation of the Belgian conditions for a “qualifying” option. In this case, you would be liable for the difference between the taxable amount that would have been due on the old option grant if it were “non-qualifying” and the taxable amount of a “qualifying” option.

The tax consequences of the cancellation of an old option grant in exchange for a new option grant is uncertain under Belgian tax law. Thus, it is strongly recommended that you consult your tax advisor regarding your specific situation.

Issuance of New Option Grant. You will likely be subject to tax when the new option grant is offered to you, assuming that you specifically accept the new option grant within 60 days after the date of the offer of the new option grant.

Date of Offer. The date of the offer will be the date on which you receive written materials describing the terms and conditions of your new option grant. It is likely that the offer date will be considered to be the date that you receive written materials communicating that the new option grant has been made, i.e., at least six months and one day after the cancellation of your old option grant. However, the Belgian tax authorities could, potentially, take the position that the offer date is the date that you elect to participate in the offer. In that case, the right to receive a new option grant would not be considered a “qualifying” option because the exercise price would not be known at the time of the offer (which is a required condition for “qualifying” options). Please see Amount of Taxation discussion below for consequences of the new option grant not being considered a “qualifying” option.

Acceptance of Offer Requirement. Under current tax law, you will have 60 days after the date of the offer to accept your new option grant and if you do not specifically accept your new option grant in writing within 60 days of the offer, the option will be deemed rejected. If your new option grant is deemed rejected, you will not be entitled to retain any rights to your new option grant and, therefore, you will not be subject to tax as a result of the issuance of the new option grant.

Amount of Taxation. The taxable amount depends upon whether your new option grant is considered “qualifying” or “non-qualifying.” Your new option grant will likely be considered “qualifying” provided that you sign an undertaking not to exercise your new option grant before the end of the third full calendar year following the year of the offer and provided that the date that you accept the exchange is not considered the date of the offer, as described above. Novell will furnish to you a form of undertaking at the time of grant.

The taxable amount for a “qualifying” option is determined as follows: 7.5% of the value of the shares on the date of offer. In addition, the taxable amount is increased by the amount by which the option is “in the money” (i.e., difference between the fair market value of the shares and the exercise price) on the date of the offer. If you exercise your new option grant before the lapse of the third full calendar year following the year in which the offer was made, you will be required to pay tax on the difference between the tax that would have been due if the new option grant was “non-qualifying” (see below for calculation) and the tax that you paid at the time of the offer.

The taxable amount for a “non-qualifying” option is determined as follows: 15% of the value of the shares on the date of offer. In addition, the taxable amount is increased by the amount by which the option is “in the money” on the date of the offer.

You will not likely be entitled to decrease the taxable amount of the new option grant by the value of the old option grant.

Exercise of New Option Grant. You will not be subject to tax when you exercise the new option provided the exercise does not violate the conditions of the undertaking (as described above).

Sale of Shares. You will not be subject to tax when you subsequently sell the shares acquired upon exercise of the new option grant.

Withholding and Reporting. Your employer is not required to withhold income tax or social insurance contributions at the time of the exchange, the date the new option grant is issued to you, the exercise of the new option grant or the sale of shares underlying the new option grant. However, your employer will report the taxable amount on the 281.10 salary form in the year of the offer, a copy of which will be given to you. It is your responsibility to report and pay any taxes resulting from the grant or exercise of your option or your participation in the offer.

If you are a Belgian resident, you are required to report any security or bank account you maintain outside of Belgium on your annual tax return.

Section 25. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of Brazil

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in Brazil. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. You will not be subject to tax as a result of the exchange of an old option grant for a new option grant.

Issuance of New Option Grant. You will not be subject to tax when a new option grant is issued to you.

Exercise of New Option Grant. You will be restricted to a cashless method of exercise as described in the Exchange Control Information section below. As a result, while the exercise of a new option grant itself will not be subject to tax, you will be subject to capital gains tax on the shares sold immediately following exercise. If you use the cashless sell-all method of exercise, you will be taxed on the entire gain, that is, the sale proceeds less the total exercise price (subject to the exempt amount described below). If you use the cashless sell-to-cover method of exercise, you will only be taxed on the gain on the shares sold to cover the option cost (i.e., the exercise price, any broker fees and any applicable taxes).

These gains will be subject to capital gains tax unless the gross proceeds (not just the gain) from shares sold in that month do not exceed the exempt amount which is R$20,000 for 2003 (in combination with other shares sold for the month).

You will not be subject to social insurance contributions upon exercise of your new option grant.

Sale of Shares. If you exercise your new option grant using the cashless sell-to-cover method of exercise, you will hold some of the shares purchased at exercise. When you sell these shares, you will be subject to capital gains tax on the difference between the sale proceeds and the exercise price, unless the gross proceeds of all shares sold in that month do not exceed the exempt amount, which is R$20,000 for 2003. If the R$20,000 is exceeded for the relevant month, the entire gain is subject to tax (not just the amount exceeding R$20,000).

Withholding and Reporting. Your employer is not required to withhold or report income tax or social insurance contributions at the time of the exchange, the issuance of the new option grant, the exercise of the new option grant or the subsequent sale of shares. It is your responsibility to report and pay all applicable taxes.

Exchange Control Information. Due to exchange control restrictions in Brazil, new option grants issued to you must be exercised using a cashless method of exercise (either a cashless sell-all or cashless sell-to-cover exercise). Pursuant to a cashless sell-all exercise, you will authorize the stockbroker to sell all of the shares that you are entitled to at exercise and remit the sale proceeds less the exercise price for the shares, brokers’ fees and any applicable taxes to you in cash. Pursuant to a cashless sell-to-cover exercise, you will authorize the stockbroker to sell only enough shares that you are entitled to at exercise to cover the exercise price, brokers’ fees and any applicable taxes and to remit the remaining shares to you.

As an individual resident in Brazil, you must prepare and submit to the Central Bank a list of the assets you hold outside of Brazil, including any shares held abroad as a result of option exercises. Foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil.

Restrictions on Online Election. Due to certain local law restrictions, you may not use the Stock Option Exchange Web Site on Novell’s Innerweb to submit your Election Form or Notice to Withdraw from the Offer. You may only submit your properly completed and executed Election Form or Notice to Withdraw from the Offer by fax, by personal delivery, by registered mail or by overnight courier as described in the Offer to Exchange.

Section 26. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of Canada

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in Canada. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. This summary is based on Canadian federal tax law. Different tax consequences may be applicable under provincial tax law. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

Option Exchange. The tax treatment as a result of the exchange of an old option grant for a new option grant is uncertain. It is possible that the Canada Customs and Revenue Agency (the “CCRA”) will treat the exchange as: (i) a tax-neutral exchange of options; (ii) a taxable exchange of options; or (iii) two separate transactions (i.e., a tender of old options for cancellation, followed by a grant of new and unrelated options), whereby the tender of old option grants is viewed as a disposition for no consideration and no taxable income arises. It is likely that the CCRA will treat the exchange as described in (iii) above. However, it is also possible that the CCRA will treat the exchange as described in (i) above, a continuation of the old option grant with a reduction in the exercise price. In the latter case, assuming that the amendments to the Income Tax Act released on December 20, 2002 become law in the form proposed, the exchange would be tax free and you would continue to be able to claim the one-half exemption in computing the taxable income at exercise of the new option and the C$100,000 annual tax deferral as discussed below with regard to the option. If the proposed amendments do not become law (although this appears unlikely) and the CCRA views the exchange as described in (i) above, you could lose the benefit of the one-half exemption and the C$100,000 tax deferral upon the exercise of the new option grant.

Issuance of New Option Grant. You will not be subject to tax when a new option grant is issued to you.

Exercise of New Option Grant. Subject to the potential deferral provisions discussed in the paragraph below, when you exercise your new option grant you must include the difference between the fair market value of the shares on the date of exercise and the exercise price in your income. Only one-half of this “gain” is subject to tax, provided that either the CCRA does not treat the exchange as described in (i) above or the proposed amendment discussed above does not take effect. This amount (i.e., one-half of the gain) will be subject to tax at your applicable marginal tax rate.

You may be able to defer taxation of the taxable portion of the gain arising upon exercise (i.e., one-half of the difference between the fair market value of the shares on the date of exercise and the exercise price) until the earliest of: (i) when you sell the shares purchased upon exercise; (ii) when you die; or (iii) when you become a non-resident of Canada. To be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which shares are purchased upon exercise.

You may only defer the tax on the spread at exercise on up to C$100,000 worth of options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.

Please note that if the CCRA successfully treats the offer as a continuation of the old option grant (i.e., a tax-neutral exchange described in alternative (i) in the section above) and the proposed amendment discussed above does not take effect, the one-half exemption and the deferral will not be available under current law.

You will be subject to social insurance contributions on the taxable amount (regardless of whether the deferral applies) to the extent you have not exceeded the annual wage ceiling.

Sale of Shares. You will be subject to tax when you subsequently sell the shares acquired upon exercise of the new option grant. The taxable amount will be one-half of the difference between the sale proceeds and the adjusted cost basis of the shares (generally, the fair market value on the date of exercise), less any brokerage fees. In addition, any amount on which taxation was deferred at exercise, if applicable, will become taxable at the time the shares are sold. Income tax will be assessed on the taxable income at your marginal income tax rate.

If you own other shares of Novell that you acquired upon exercise of other options or otherwise, your adjusted cost basis may be different than described above. In order to preserve the cost basis of shares sold in a cashless exercise, you will have to specifically identify any such shares in your annual tax return. Shares acquired upon the exercise of options for which a tax deferral election has been filed will also retain their own cost basis. You are strongly advised to consult your tax advisor in any of these situations.

One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

Withholding and Reporting. Your employer will report the income recognized at exercise, any amount excluded under the one-half exemption rule and the value of any deferred stock option benefit, if applicable, to the CCRA. A copy of the T4 form containing this information will be provided to you prior to the last day of February in the year following the year in which you exercise your new option.

Your employer is not required to withhold income tax or social insurance contributions on any portion of the taxable benefit from the exchange, grant, exercise of new option or the sale of shares. You will be responsible for paying any and all taxes due. For each year that you defer taxation, if any, you must file a Form T1212 with the CCRA with your annual tax return.

Securities Information. You are permitted to sell shares acquired upon exercise of a new option grant through the designated broker appointed by Novell, provided that the sale of shares takes place outside of Canada through the facilities of the stock exchange on which the shares are listed.

Section 27. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of the Czech Republic

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in the Czech Republic. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. We do not believe that you will be subject to income tax as a result of the exchange of an old option grant for a new option grant.

Issuance of New Option Grant. You will not be subject to tax when a new option grant is issued to you.

Exercise of New Option Grant. When you exercise your new option grant, you will be subject to income tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price.

Sale of Shares. You will be subject to income tax when you sell shares acquired upon exercise of a new option grant unless you have held the shares for more than six months. If you hold the shares for six months or less, you will be taxed on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. However, there is the risk that the tax authorities will take the position that the taxable amount is the difference between the sale proceeds and the exercise price (i.e., the difference between the exercise price and the fair market value on the date of exercise could be taxed again at sale). Therefore, if you use the cash purchase method of exercise, it may be to your advantage to ensure that you hold the shares for more than six months so that no additional taxes are due at the time of sale.

Withholding and Reporting. It is your responsibility to report and pay taxes resulting from the exercise of your options or the sale of your shares. Your employer will not withhold or report income tax.

Exchange Control Information. The sale proceeds can be maintained in a cash account abroad. As of January 1, 2001, it is no longer necessary to obtain a foreign exchange permit from the Czech National Bank (“CNB”) to maintain the proceeds abroad. Pursuant to paragraph 8 of the CNB decree No. 34/2003 Coll., effective March 1, 2003, you must submit a report of your foreign securities holdings, including related money transfers and payments, to the CNB on a CNB Reporting Form within 15 calendar days after the calendar quarter in which the transfer or assignment of foreign securities occurs or in which you discover or could have discovered that the transfer or assignment occurred.

Section 28. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of Denmark

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in Denmark. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. You likely will be subject to tax as a result of the exchange of an old option grant for a new option grant because it will be considered a disposal of the old option grants. The taxable amount will be the value of the new option grant less the amount you paid for the old option grant (which will be zero). The value of the new option grants will be calculated in accordance with the Black-Scholes formula. Please consult your tax advisor to determine how this applies to your specific situation.

Issuance of New Option Grant. You will not be subject to tax when a new option grant is issued to you.

Exercise of New Option Grant. You may be subject to tax upon exercising a new option grant, depending on whether the new option grant falls within Section 28 of the Tax Assessment Act. Please consult your tax advisor to determine whether you will be subject to tax at the time of exercise.

Sale of Shares. You will be subject to tax when you subsequently sell shares acquired upon exercise of a new option grant. Please consult your tax advisor regarding the amount subject to tax. If you hold the shares for fewer than three years, your gain will be taxed as investment income. Losses may be deducted from gains on shares held for fewer than three years. If you hold the shares for three years or more, the gain is tax-free, provided the fair market value of your total portfolio of quoted shares for the three years preceding the sale has not exceeded a specified amount, which is set at DKK129,500 (or DKK258,900 for married couples) for 2003. If the threshold is exceeded, the gain is taxed as share income. Share income that does not exceed DKK41,100 per year (or DKK82,200 for married couples) for 2003 is taxed at a rate of 28%; share income exceeding the threshold is taxed at a rate of 43%. Losses may be deducted from gains on quoted shares held for three years or more.

Withholding and Reporting. Your employer is not required to withhold income tax or social insurance contributions as a result of the offer, the issuance of new option grants, the exercise of a new option grant or the sale of shares acquired upon exercise of a new option grant. However, your employer is required to report the taxable amount at the time of the exchange, and possibly, the subsequent exercise of the options, to the Danish tax administration. It is your responsibility to pay any taxes (including social insurance contributions) resulting from the offer, the issuance of new option grants, the exercise of a new option grant or the sale of shares acquired upon exercise of a new option grant.

Exchange Control Information. If you make or receive payments in excess of DKK250,000 (a per transaction limit), the transaction should be reported to the Danish National Bank. If you instruct a local bank to transfer an amount in excess of DKK250,000 to a foreign recipient, the local bank will request that you inform it of the reason for the transfer; it will then submit the relevant information to the Danish National Bank on your behalf. If you transfer in excess of DKK250,000 to a local bank (e.g., as a result of the sale of shares), the local bank similarly will request certain information regarding the offer from you; it will then submit the relevant information to the Danish National Bank on your behalf. Therefore, in most circumstances, the local bank involved in the transaction will satisfy the reporting obligation.

If you establish a “safety-deposit account” (i.e., an account holding shares) or a “deposit account” (i.e., an account holding cash) abroad, you must report the account to the Danish National Bank. The form which should be used in this respect can be obtained from your local bank. Please note that these obligations are separate from and in addition to the obligations described below.

Securities/Tax Information. You may hold shares acquired through the exercise of a new option grant in a safety-deposit account (e.g., a brokerage account) with either a Danish bank or with an approved foreign broker or bank. If the shares are held with a foreign broker or bank, you are required to inform the Danish Tax Administration about the safety-deposit account. For this purpose, you must file a Form V (Erklaering V) with the Danish Tax Administration. Both you and the broker or bank must sign the Form V. By signing the Form V, the broker or bank undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the shares in the account. By signing the Form V, you authorize the Danish Tax Administration to examine the account. A sample of Form V can be found at the following website: www.erhverv.toldskat.dk/blanketter/49023.pdf.

In addition, if you open a brokerage account (or a deposit account with a U.S. bank), the brokerage account (or bank account, as applicable) will be treated as a deposit account because cash can be held in the account. Therefore, you must also file a Form K (Erklaering K) with the Danish Tax Administration. Both you and the broker must sign the Form K. By signing the Form K, the broker undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the deposit account. By signing the Form K, you authorize the Danish Tax Administration to examine the account. A sample of Form K can be found at the following website: www.erhverv.toldskat.dk/blanketter/49021.pdf.

If you use the cashless-sell all method of exercise, you are not required to file a Form V because you will not hold any shares. However if you open a deposit account with a foreign broker or bank to hold the cash proceeds, you are required to file a Form K as described above.

Section 29. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of Finland

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in Finland. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. You will not be subject to tax as a result of the exchange of an old option grant for a new option grant.

Issuance of New Option Grant. You will not be subject to tax when the a option grant is issued to you.

Exercise of New Option Grant. When you exercise a new option grant, you will likely be subject to income tax at the normal marginal rates on the difference between the fair market value of the shares on the date of exercise and the exercise price. In addition, you will be subject to social insurance contributions on the same amount.

Sale of Shares. You will be subject to capital gains tax when you subsequently sell shares acquired upon exercise of a new option grant. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares on the date of exercise. When determining the applicable capital gain, you may deduct from the sale proceeds either: (1) the acquisition cost of the asset and other costs in connection with the gain; or (2) 20% of the sale proceeds (50% if the shares are held at least ten years). If the sale proceeds are less than the fair market value of the shares at exercise, you will be entitled to claim a capital loss for this difference.

Wealth Tax. You may be subject to a wealth tax on your new option grant if the amount of your wealth exceeds €185,000. The value of the new option grant is calculated as the value of the underlying shares on the last day of the year minus the exercise price. This amount is multiplied by 70% to determine the amount includable in your wealth calculation.

Withholding and Reporting. Your employer is required to report and withhold income tax and social insurance contributions at exercise. You must report the exercise of the new option grant and the sale of shares on your tax return. You will be responsible for paying any difference between the actual tax and the amount withheld.

Section 30. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of France

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in France. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. You will not be subject to tax as a result of the exchange of an old option grant for a new option grant.

Issuance of New Option Grant. You will not be subject to tax when a new option grant is issued to you.

Exercise of New Option Grant. When you exercise your new option grant, you will be subject to tax on the difference (or spread) between the fair market value of the underlying shares at exercise and the exercise price. The spread will be taxed at the progressive rate up to 49.58%. This amount is also subject to social insurance contributions, to CSG at the rate of 7.5% and CRDS at the rate of 0.5%.

Sale of Shares. Upon the sale of shares acquired upon exercise of a new option grant, you will be subject to tax on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. This tax applies only when the aggregate gross proceeds from your sales of securities for the year concerned exceed a certain amount, which is set annually (€15,000 for 2003).

If the sale proceeds are less than the fair market value of the shares on the date of exercise, you will realize a capital loss. This capital loss can be offset against the spread and the excess against capital gain of the same nature realized during the same year or during the five following years. This capital loss cannot be offset against other kinds of income.

Withholding and Reporting. Under current French law, your employer is not required to withhold income tax when you exercise a new option grant, provided that you are a French resident for tax purposes. (There may be an income tax withholding obligation for nonresident employees, depending upon the treaty provisions between France and your country of residence.) However, your employer is required to report these amounts on its annual declaration of salaries, which is filed with the tax and labor authorities, and to withhold and pay all applicable social insurance contributions when you exercise a new option grant. You are responsible for reporting all income you receive, including the spread, on your personal income tax return.

Exchange Control Information. You may hold shares acquired upon exercise of a new option grant outside of France provided you declare all foreign accounts, whether open, current, or closed, in your income tax return. You must also declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution when the value of the cash or securities is equal to or exceeds €7,600.

Restrictions on Online Election. Due to certain local law restrictions, you may not use the Stock Option Exchange Web Site on Novell’s Innerweb to submit your Election Form or Notice to Withdraw from the Offer. You may only submit your properly completed and executed Election Form or Notice to Withdraw from the Offer by fax, by personal delivery, by registered mail or by overnight courier as described in the Offer to Exchange.

Section 31. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of Germany

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in Germany. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. It is unlikely that you will be subject to tax as a result of the exchange of an old option grant for a new option grant.

Issuance of New Option Grant. You will not be subject to tax when a new option grant is issued to you.

Exercise of New Option Grant. When you exercise your new option grants, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. You also will be subject to social insurance contributions on this amount to the extent you have not already exceeded the applicable contribution ceiling.

Pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz), you may be able to deduct €154 per calendar year from the taxable amount because this income results from the purchase of stock in your employer’s parent company. You should consult with your tax advisor to determine if this deduction applies to your specific situation.

Sale of Shares. You will not be subject to tax when you subsequently sell shares acquired upon the exercise of a new option grant provided you own the shares for at least 12 months, do not own 1% or more of Novell’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets (this requirement should be met since you purchased the shares as an employee). If you are subject to tax upon sale, you will be subject to tax on one-half of the gain (calculated as the sale proceeds less the fair market value of the shares at exercise) as capital gain, less one-half of the sales related expenses. Furthermore, you will be subject to tax only if your total capital gain exceeds €512 in the relevant tax year. If this threshold is exceeded, you will be taxed on the full gain (and not only the gain in excess of €512).

However, please note that proposed legislation in Germany may require you to pay tax at a rate of 15% on 50% of any gain realized from the sale of shares if you own the shares for more than 12 months and you own less than 1% of Novell’s stated capital. Under the proposed legislation, this rate will be increased to 50% on 50% of the gain if you own the shares for 12 months or less or you own 1% or more of Novell’s stated capital.

Withholding and Reporting. Your employer is required to withhold and report income tax and social insurance contributions (to the extent that you have not exceeded the applicable contribution ceiling) when you exercise your new option grant. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. In addition, it is your responsibility to report and pay any taxes due as a result of the sale of shares.

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly. If you use a German bank to transfer a cross-border payment in excess of €12,500 in connection with the purchase or sale of Novell shares, the bank will make the report. In addition, you must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, you must report your holding annually in the event that you hold shares representing 10% or more of the total or voting capital of Novell.

Restrictions on Online Election. Due to certain local law restrictions, you may not use the Stock Option Exchange Web Site on Novell’s Innerweb to submit your Election Form or Notice to Withdraw from the Offer. You may only submit your properly completed and executed Election Form or Notice to Withdraw from the Offer by fax, by personal delivery, by registered mail or by overnight courier as described in the Offer to Exchange.

Section 32. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of Hong Kong

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in Hong Kong. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. It is unlikely that you will be subject to income tax as a result of the exchange of an old option grant for a new option grant.

Issuance of New Option Grant. You will not be subject to tax when a new option grant is issued to you.

Exercise of New Option Grant. When you exercise a new option grant, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. Mandatory Provident Fund contributions will not be due on this amount.

Sale of Shares. You will not be subject to tax when you subsequently sell shares acquired upon exercise of a new option grant.

Withholding and Reporting. Your employer is not required to withhold income tax when you exercise a new option grant or when you subsequently sell the shares. However, your employer will report your taxable benefits resulting from the exercise of your option as part of its normal annual return. It is your responsibility to report and pay all applicable taxes.

Securities Information. This offer to exchange options is not a public offer and is available only to eligible employees of Novell or its affiliates holding old option grants.

Terms of New Grant. In the event that you die prior to six months after the new option grant date, your legal representative or designated beneficiary will be entitled to exercise the new option grant provided that such representative/beneficiary executes an undertaking satisfactory to Novell not to sell the shares acquired through exercise of the new option grant prior to six months after the new option grant date. In none of the event that your new option grants is exercisable prior to six months after the new option grant date, you must execute an undertaking prior to exercise not to dispose of any shares acquired through exercise prior to six months after the new grant.

Section 33. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of India

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in India. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. It is unlikely that you will be subject to tax as a result of the exchange of an old option grant for a new option grant.

Issuance of New Option Grant. You will not be subject to tax when a new option grant is issued to you.

Exercise of New Option Grant and Sale of Shares. Due to legal restrictions in India, you must use the cashless sell-all method of exercise, whereby all the shares you are entitled to at exercise are immediately sold and the proceeds less the exercise price, applicable taxes and brokers’ fees, if any, are remitted to you in cash. The difference between the sale proceeds and the exercise price will be taxed as salary income. You will not be subject to social insurance contributions on this amount.

Withholding and Reporting. Your employer is required to withhold and report income tax when you exercise your new option grant. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax.

Legal Restrictions on the New Option. Due to exchange control requirements in India, you must use the cashless sell-all method of exercise.

Section 34. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of Ireland

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in Ireland. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. It is unlikely that you will be subject to income tax as a result of the exchange of an old option grant for a new option grant.

Issuance of New Option Grant. You will not be subject to tax when a new option grant is issued to you.

Exercise of New Option Grant. When you exercise a new option grant, you will be subject to income tax on the difference (or spread) between the market value of the shares on the date of exercise and the exercise price. The spread will be taxable at the higher rate of income tax in effect during the year in which you exercise your new option grant. If you would only be subject to the standard tax rate, you may apply to the tax authorities to be charged at that rate. You must pay this tax on the spread to the Collector General within 30 days of exercising the new option grant.

No social insurance contributions will be due on the spread at exercise.

Sale of Shares. You will be subject to capital gains tax when you subsequently sell shares acquired upon your exercise of a new option grant. The taxable amount will be calculated by taking the exercise price paid and the amount subject to income tax at exercise (if any), and adjusting this amount for inflation as measured by the local Consumer Price Index from the date the new option grant is exercised until the date of sale to determine the indexed cost. The indexed cost plus expenses incidental to sale (e.g., brokerage fees) are subtracted from the sale proceeds to calculate the taxable amount. This amount is subject to capital gains tax to the extent it exceeds your annual exemption. Please note that there is pending legislation which provides that the inflation adjustment will not be permitted for sales of assets after December 31, 2002.

Withholding and Reporting. Your employer is not required to withhold income tax; however, your employer will report the details of your new option grant to the Revenue Commissioners at the date it is granted and when it is exercised. You must report and pay any taxes due as a result of the exercise of the new option grant and sale of the shares.

Securities Information. The new option will be granted to you in a private transaction and the shares which may be purchased on exercise are also offered in a private transaction. This is not an offer to the public.

Additional Reporting Requirements. If you are a director, shadow director or secretary of an Irish subsidiary of Novell, you are subject to certain notification requirements under the Companies Act, 1990. Among these requirements is an obligation to notify the Irish subsidiary in writing when you receive an interest (e.g., options, shares) in Novell and the number and class of shares or rights to which the interest relates. In addition, you must notify the Irish subsidiary when you sell shares acquired through exercise of options and/or dispose of the options (i.e., the cancellation of the old option grants). You must notify the Irish subsidiary of the acquisition or disposal of an interest in shares as described above within five days following the day of acquisition or disposal of the interest. These notification requirements also apply to any rights or shares acquired by your spouse or child(ren) (under the age of 18). These requirements are not unique to this offer or similar option exchange offers. However, you must comply with these requirements when you receive your Promise to Grant Options, when the new option grant is issued to you, when you exercise a new option grant, and when you sell or otherwise dispose of shares underlying a new option grant. Please ask the secretary of the Irish subsidiary of Novell to assist you with obtaining the proper reporting form.

Section 35. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of Israel

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in Israel. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. You may be subject to tax as a result of the exchange of an old option grant for a new option grant if the old option grant is vested at the time of the exchange.

Issuance of New Option Grant. You will not be subject to tax when a new option grant is issued to you.

Exercise of New Option Grant. You will not be subject to tax when you exercise your new option grant.

Sale of Shares. You will be subject to income tax and social insurance contributions on the gain when you subsequently sell shares acquired upon exercise of a new option grant. Assuming that you are not subject to tax as a result of the exchange, your taxable gain will be calculated as the difference between the sale proceeds and the exercise price.

Withholding and Reporting. Your employer is required to withhold and report income tax and social insurance contributions when you sell shares. You will be responsible for reporting and paying any difference between the actual tax liability and the amount withheld. If the value of your assets held outside of Israel exceeds US$100,000, you may also be required to file an annual tax return for any year in which you hold any options and/or shares.

Section 36. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of Italy

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in Italy. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. You will not be subject to tax as a result of the exchange of an old option grant for a new option grant.

Issuance of New Option Grant. You will not be subject to tax when a new option grant is issued to you.

Exercise of New Option Grant. You will not be subject to tax when you exercise a new option grant because the exercise price will be the higher of: (1) the fair market value of the underlying shares on the new option grant date, as fair market value is defined under the 1991 Plan and the 2000 Nonstatutory Plan, as applicable; or (2) the Italian Fair Market Value (i.e., the average of the official prices of the underlying shares over the month preceding the new option grant date).

Sale of Shares. You will be subject to capital gains tax when you subsequently sell shares acquired upon exercise of a new option grant. The taxable amount will likely be the difference between the sale proceeds and the exercise price. Capital gains are currently taxed at a flat rate of 12.5%.

You may also elect to be taxed under one of two alternative tax regimes. To be eligible for either of these methods, you must transfer your stock certificates to the custody of a broker authorized by the Italian Ministry of Finance.

Administered Savings Method. Under the administered savings method, you deposit shares with an authorized broker, but you retain the right to make investment decisions. Under this method, a 12.5% flat withholding tax is levied on the capital gains for each transaction. Your broker pays the tax from the sale proceeds at the time of the sale of the shares, so that capital gain is not included on your annual tax return. The advantage of this tax regime is that it preserves the anonymity of the owner of the shares. The tax effect, however, is the same as described above under the subcaption “Sale of Shares.”

Managed Savings Method. Under the managed savings method, you deposit shares with an authorized broker and leave the administration and investment decisions to the broker. In this case, the 12.5% flat withholding tax is levied not on the capital gain actually realized through the sale of the shares but on the net result of your entire investment portfolio with the broker, i.e., the difference between the value of your portfolio at the end of the year and the value of the portfolio at the beginning of the year, subject to some adjustment. Once again, the broker pays the tax at the end of the year from your account and the gain is not included on your individual tax return. The advantage of this method is that it preserves the anonymity of the owner of the shares. The disadvantage is that your taxable amount is not equal to capital gains actually realized through the sale of the shares, but rather is based on the increased value of the shares held in your portfolio.

Withholding and Reporting. Your employer is not required to withhold income tax or social insurance contributions as a result of the offer, issuance of a new option grant, exercise of a new option grant or the sale of shares upon exercise of a new option grant. It is your responsibility to report and pay all applicable taxes.

Exchange Control Information. Exchange control reporting is required if you transfer cash or shares to or from Italy in excess of €12,500 or the equivalent amount in U.S. dollars. You may be exempt from this formality if the payments are made through an authorized broker resident in Italy, as that entity would comply with the reporting obligation. In addition, exchange control reporting is required if you hold foreign investments outside of Italy (including Novell shares) in excess of €12,500 or the equivalent amount in U.S. dollars. If reporting is required, it must be done on your individual tax return.

Terms of New Option. The exercise price for the new option grants will be determined in compliance with the rules for obtaining favorable tax treatment in Italy. Specifically, the new exercise price will be the higher of: (1) the fair market value of the underlying shares on the new option grant date, as fair market value is defined under the 1991 Plan and the 2000 Nonstatutory Plan, as applicable; or (2) the Italian Fair Market Value (i.e., the average of the official prices of the underlying shares over the month preceding the new option grant date). Because the exercise price will be determined under this formula, the exercise price for new option grants may be higher for employees in Italy than for other employees.

Restrictions on Online Election. Due to certain local law restrictions, you may not use the Stock Option Exchange Web Site on Novell’s Innerweb to submit your Election Form or Notice to Withdraw from the Offer. You may only submit your properly completed and executed Election Form or Notice to Withdraw from the Offer by fax, by personal delivery, by registered mail or by overnight courier as described in the Offer to Exchange.

Section 37. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of Luxembourg

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in Luxembourg. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. We do not believe that you will be subject to tax as a result of the exchange of an old option grant for a new option grant.

Issuance of New Option Grant. You will not be subject to tax when a new option grant is issued to you.

Exercise of New Option Grant. When you exercise your new option grants, the difference (or spread) between the market value of the shares on the date of exercise and the exercise price will be considered a benefit-in-kind and will be subject to income tax at your marginal rate.

The spread is also subject to social insurance tax at exercise to the extent that ordinary employment income does not exceed applicable ceilings, and will, in any case, be subject to the 1% dependency insurance levy.

Sale of Shares. The disposition of shares acquired upon the exercise of your new option grants will not give rise to tax consequences if the three following conditions are met:

•	you have held the shares for more than six months,

•	you have not, during the last five years preceding the date of the disposition, held directly or indirectly, either alone or together with your spouse and your minor children, more than 10% of the share capital of Novell; and

•	the shares are not held as a business asset.

If the first and/or third conditions above are not satisfied, the gain resulting from the sale of the shares will be taxable as ordinary income at your marginal rate. If only the second condition is not satisfied, the gain resulting from the sale will be taxable as extraordinary income at a preferential rate.

Withholding and Reporting. Your employer will withhold income and social insurance taxes at the time of exercise. You must report the benefit-in-kind in your annual tax return.

Section 38. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of Malaysia

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in Malaysia. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. It is unlikely that you will be subject to tax as a result of the exchange of an old option grant for a new option grant.

Issuance of New Option Grant. You will be subject to income tax upon the issuance to you of a new option grant if the fair market value (as defined under Malaysian tax law) of the underlying shares on the new option grant date is greater than the exercise price. Under Malaysian tax law, the fair market value of the underlying shares will be computed as the average of the high and low trading prices on the new option grant date. If income tax is due with respect to the issuance of the new option grant, it must be paid at the time of exercise. Employee Provident Fund contributions will not be due on this amount.

Exercise of New Option Grant. You will not be subject to tax on the gain at exercise. However, if, at the time of grant, the fair market value of the shares, as determined under Malaysian tax law, exceeded the exercise price, you will be liable for income tax on this difference and such tax is due at the time of exercise.

Sale of Shares. You will not be subject to tax when you sell shares acquired upon the exercise of a new option grant provided that you are not in the business of buying and selling securities.

Withholding and Reporting. Your employer will withhold income tax at the time of exercise, if any taxable income arises. You will be responsible for reporting and paying any additional tax liability.

Stamp Duty. Your new option grant and/or option agreement may be subject to a nominal stamp duty. Such documents must be stamped within 30 days of being executed or brought into Malaysia. In addition, when you purchase or sell shares acquired under the 1991 Plan or the 2000 Nonstatutory Plan, you may owe a stamp duty based on the higher of: (i) the purchase price of the shares; or (ii) the market value of the shares on the date of the execution of the sales agreement. If there is not an instrument of sale because the shares are newly issued, then the stamp duty will not apply. If there is an instrument of sale and the sale occurs in Malaysia, then you must take it to the stamp office within 30 days of receipt.

Exchange Control Information. You must comply with the following exchange control reporting obligations if you are a Malaysian resident for exchange control purposes: (i) you must notify Bank Negara of the remittance of funds to exercise your option at least seven working days before the remittance (you can estimate the amount that you intend to remit); (ii) if you remit more than RM50,000 (or its equivalent in foreign currency) to exercise your option, you will be required to file a Form P with the Foreign Exchange Department of Bank Negara; (iii) you must repatriate all proceeds from the sale of shares and all dividend payments to Malaysia as soon as the proceeds/dividends are received; and (iv) you must file a Form R with Bank Negara if the amount of funds repatriated exceeds RM50,000 (or its equivalent in foreign currency). Please note that these requirements apply to both cash and cashless exercises.

Additional Reporting Requirements. If you are a director of a Malaysian affiliate of Novell, you are subject to certain notification requirements under the Malaysian Companies Act, 1965. Among these requirements is an obligation to notify the Malaysian affiliate in writing when you receive an interest (e.g., stock options, shares, etc.) in Novell or any related companies. In addition, you must notify the Malaysian affiliate when you sell shares of Novell or any related company (including when you sell shares acquired through exercise of your option). Additionally, you must also notify the Malaysian affiliate of Novell if there are any subsequent changes in your interest in Novell or any related companies, including if you elect to participate in the option exchange and if you are issued new option grants. These notifications must be made within 14 days of acquiring or disposing of any interest in Novell or any related company.

Section 39. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of Mexico

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in Mexico. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. It is unlikely that you will be subject to tax as a result of the exchange of an old option grant for a new option grant.

Issuance of New Option Grant. You will not be subject to tax when a new option grant is issued to you.

Exercise of New Option Grant. When you exercise the new option grant using the cash purchase method of exercise, you will not be subject to tax.

If you use the cashless sell-to-cover method of exercise, some of the shares acquired upon exercise will be sold immediately to cover the exercise price and any brokerage fees. As a result, you will be subject to tax on the difference between the sale proceeds and the exercise price of the shares sold, less any brokers’ fees.

If you use the cashless sell-all method of exercise, all shares acquired upon exercise will be sold immediately. Therefore, you will be subject to tax on the entire gain, that is, the difference between the sale proceeds and the exercise price, less any brokers’ fees.

You will not owe any social insurance contributions when you exercise your new option grant.

Sale of Shares. You will be subject to tax when you subsequently sell shares acquired upon exercise of a new option grant. The taxable amount will be the difference between the sale proceeds and the exercise price (with an adjustment for inflation and brokers’ fees).

Withholding and Reporting. Your employer is not required to report or withhold income tax or social insurance contributions when you exercise your new option grant or sell any acquired shares. You will be responsible for paying any tax liability due with respect to the exchange, grant of new option, exercise of new option and the sale of shares.

Nature of the Option Exchange. By electing to participate in the offer, you acknowledge that the offer is unilateral and discretionary and, therefore, Novell reserves the absolute right to amend it and terminate it at any time without any liability to you. Neither the offer nor the issuance of new option grants thereunder establish, in any way, a labor relationship between you and Novell or any rights between you and your employer. The offer and issuance of new option grants thereunder will not, under any circumstance, be deemed to constitute compensation, including but not limited to the payment of salary, employment compensation, a labor benefit, a fringe benefit or any other payment for services or labor, as there will not be a labor relationship between you and Novell.

Section 40. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of the Netherlands

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in the Netherlands. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. If your old option grants were taxed at the time they became unconditionally exercisable (i.e., generally at vesting) and the offer occurs after three years from the date of acceptance of the old option grants, you will not be subject to tax as a result of the exchange of old option grants for new option grants.

If your old option grants were taxed at the time the options became unconditionally exercisable and the offer occurs within three years from the date of acceptance of the old option grants, you may be subject to tax as a result of the exchange of old option grants for new option grants.

If taxation on your old option grants was deferred to the time of exercise because you agreed to restrict your exercise to a cashless sell-all method of exercise (i.e., you authorize the stockbroker to sell all the shares that you are entitled to at exercise and remit to you in cash the sale proceeds less the exercise price for the shares, brokers’ fees and any applicable taxes), then you may be subject to tax as a result of the exchange of old option grants for new option grants if the exchange is deemed a fictitious exercise.

Your employer must withhold wage tax and social insurance contributions (if any) with respect to any taxation of your options. The withholding obligation will arise at the taxable moment as described above. Your employer will include the amount taxable to you in its periodic wage tax return and will provide the details of the taxation in your periodic salary slip.

Issuance of New Option Grant. You will not be subject to tax when a new option grant is issued to you.

Exercise of New Option Grant. Because your new option grant will be restricted to the cashless sell-all method of exercise, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. In addition, this gain is subject to social insurance contributions (contributions for both national insurance and employees’ social insurance) if you have not already exceeded your applicable wage ceiling.

No credit will be given for any taxes previously paid with respect to the existing old option grants.

Sale of Shares. You will not be entitled to hold shares acquired upon exercise of your new option grants.

Withholding and Reporting. Your employer is required to withhold and report income tax and social insurance contributions (unless the applicable wage ceiling has been met) due at the time of exercise, as applicable. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. It is your responsibility to pay any investment tax due or any tax due upon the sale of the shares.

Investment Tax. You are subject to an investment yield tax of 1.2% (Box III income) based on the average of the value of all assets (including the proceeds of the sale of Novell shares) that you own at the end of the year. An exemption is available on the first €18,800 (2003) of the average value of the assets held during the relevant calendar year.

Exchange Control Information. Statistical reporting of payments of €50,000 or more to or from a foreign country must be reported to the Nederlandsche Bank. If a Dutch bank is involved in sending or receiving the payment, the bank will report the transaction.

Restrictions on Online Election. Due to certain local law restrictions, you may not use the Stock Option Exchange Web Site on Novell’s Innerweb to submit your Election Form or

Notice to Withdraw from the Offer. You may only submit your properly completed and executed Election Form or Notice to Withdraw from the Offer by fax, by personal delivery, by registered mail or by overnight courier as described in the Offer to Exchange.

Section 41. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of New Zealand

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in New Zealand. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. You will not be subject to tax as a result of the exchange of an old option grant for a new option grant.

Issuance of New Option Grant. You will not be subject to tax when a new option grant is issued to you.

Exercise of New Option Grant. You will be subject to income tax when you exercise your new option grant on the difference between the fair market value of the shares and the exercise price. ACC premiums will not, however, be payable on this amount.

Sale of Shares. Because there is no general capital gains tax in New Zealand, you likely will not be subject to tax when you sell the shares acquired pursuant to the exercise of your new option grants (assuming you are not in the business of dealing in shares). However, tax is imposed on gains from the sale of shares where the shares were purchased for the purpose of selling or otherwise disposing of them (even if you are not in the business of dealing in shares). If you sell the shares within a short period of time after exercising your new option grants, you may be subject to tax on any gain realized. On the other hand, if you hold the shares for a year or more, you are more likely to successfully assert that you had an investment motive in acquiring the shares and should not be subject to tax on any gain realized. While there is some uncertainty regarding exactly how any taxable gain is measured for tax purposes, it is likely that the gain will be measured as the difference between the sale proceeds and the fair market value of the shares at exercise.

Withholding and Reporting. Your employer is not required to withhold or report income tax or ACC contributions when you exercise your option or when you sell shares. It is your responsibility to report and pay all applicable taxes.

Section 42. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of Norway

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in Norway. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. We believe that it is unlikely that you will be subject to tax as a result of the exchange of an old option grant for a new option grant.

Issuance of New Option Grant. You will not be subject to tax when a new option grant is issued to you.

Exercise of New Option Grant. When you exercise a new option grant, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. This gain will be taxed as employment income. The gain is also subject to social insurance contributions. You may be able to exclude 20% of the fair market value of the shares on the date of exercise from your taxable income provided certain conditions are met. The excluded amount may not exceed NOK1,500 per income tax year. Please consult with your tax advisor to determine if the exclusion applies to you.

Instead of claiming the taxable amount due on the spread in the year of exercise, you may allocate the taxable amount over the period between the new option grant date and the exercise date. Claiming a portion of your taxable income over this period may result in reducing your taxes because the taxable income is subject to progressive tax rates and social security tax rates.

Sale of Shares. You will be subject to tax when you subsequently sell shares acquired upon your exercise of a new option grant. The taxable amount will be the difference between the fair market value of the shares on the date of exercise and the sale proceeds. This gain will be taxed as capital gain at the general tax rate of 28%. Any loss generated by a sale of such shares will be deductible for tax purposes.

Wealth Tax. Any shares that you hold at the end of the year will be subject to Norwegian wealth tax at a rate up to 1.1% based on the market value of the shares at that time. It is uncertain if your new option grant will be subject to wealth tax. You should consult with your tax advisor to determine if your new option grant is subject to wealth tax.

Withholding and Reporting. Under current laws, withholding and reporting for income tax and social insurance are required when you exercise your new option grant. You will be responsible for paying any difference between the actual tax liability and the amount withheld. Your employer will also report the exercise of options to the Norwegian tax authorities. Please note that you should also report income from the option in your annual tax return.

It is very important that all relevant information regarding the exercise of your new option grant and capital gain on the sale of shares is reported correctly in your tax return. If you maintain that the option is not subject to wealth tax, we recommend that you provide sufficient information in the tax return, enabling the tax authorities to assess your tax position.

Restrictions on Online Election. Due to certain local law restrictions, you may not use the Stock Option Exchange Web Site on Novell’s Innerweb to submit your Election Form or Notice to Withdraw from the Offer. You may only submit your properly completed and executed Election Form or Notice to Withdraw from the Offer by fax, by personal delivery, by registered mail or by overnight courier as described in the Offer to Exchange.

Section 43. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of the Philippines

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in the Philippines. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. You will not be subject to tax as a result of the exchange of an old option grant for a new option grant.

Issuance of New Option Grant. You will not be subject to tax when a new option grant is issued to you.

Exercise of New Option Grant. When you exercise a new option grant, the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price will likely be subject to tax. This amount will likely be characterized as “other income” and taxed accordingly. Social insurance contributions will not be due on this amount.

Sale of Shares. You will be subject to tax when you subsequently sell shares acquired upon your exercise of a new option grant. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares on the date of exercise. If you hold the shares for more than 12 months, you will be subject to tax only on 50% of the gain.

Withholding and Reporting. Your employer is not required to withhold or report for income tax or social insurance contributions resulting from the offer, your issuance or exercise of a new option grant and the sale of shares acquired upon exercise. It is your responsibility to report and pay all applicable taxes.

Section 44. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of Portugal

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in Portugal. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. We believe it is unlikely that you will be subject to tax as a result of the exchange of an old option grant for a new option grant. Since the tax law in this area is not settled, however, this result is not completely certain.

Issuance of New Option Grant. You will not be subject to tax when a new option grant is issued to you.

Exercise of New Option Grant. When you exercise a new option grant, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. You will likely not be subject to social insurance contributions on the income you receive at exercise.

Sale of Shares. If you acquire shares upon exercise and if the shares are held for 12 months or less, you will be subject to capital gains tax, when you subsequently sell the shares, at a flat rate of 10%. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares at exercise. However, if you hold the shares for more than 12 months, no capital gains tax will be due when you subsequently sell the shares.

Withholding and Reporting. Under current laws, your employer is not responsible for income tax or social insurance contribution withholding when you exercise your new option grant or sell shares. However, your employer will report the income resulting from the exercise of your new option grants. It is your responsibility to pay any taxes resulting from the exercise of your new option grants, the sale of shares and the receipt of any dividends.

Exchange Control Information. If you obtain shares of Novell common stock, the acquisition of such shares should be reported to the Banco de Portugal for statistical purposes. If the shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report to the Banco de Portugal. If the shares are not deposited with a commercial bank or financial intermediary in Portugal, you will be responsible for submitting the report to the Banco de Portugal.

Section 45. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of Puerto Rico

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in Puerto Rico. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. It is unlikely that you will be subject to tax as a result of the exchange of an old option grant for a new option grant.

Issuance of New Option Grant. You will not be subject to tax when a new option grant is issued to you.

Exercise of New Option Grant. When you exercise your new option grant, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. You also will be subject to social insurance contributions to the extent you have not exceeded the applicable contribution ceiling.

Sale of Shares. You will be subject to tax when you subsequently sell shares acquired upon your exercise of a new option grant. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares at the time of exercise. Provided that you are not in the business of trading in shares, the gain will be capital in nature and, therefore, if you hold the shares for six months or more, you will be taxed at a maximum capital gains rate of 20%. The gain on shares held for fewer than six months will be taxed at ordinary income rates.

Withholding and Reporting. Your employer is required to withhold and report income tax and social insurance contributions (to the extent that you have not exceeded the applicable contribution ceiling) when you exercise a new option grant. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. It is your responsibility to report and pay any taxes due upon sale of the shares.

Section 46. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of Scotland

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in Scotland. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. You will not be subject to tax or national insurance contributions (“NICs”) as a result of the exchange of an old option grant for a new option grant.

Issuance of New Option Grant. You will not be subject to tax when a new option grant is issued to you.

Exercise of New Option Grant. You will be subject to tax when you exercise your new option grant. Income tax will be charged on the difference (or spread) between the fair market value of the stock on the date of exercise and the exercise price.

You will also be liable to pay employees’ NICs on the spread upon exercise of your new option. Effective as of April 6, 2003, employees’ NICs at 11% are payable up to the maximum earnings limit of £595 per week (£30,960 per annum), and an additional 1% NICs will apply above this limit. Your employer will be responsible for withholding employees’ NICs and for paying the amount withheld to the UK Inland Revenue on your behalf.

Sale of Shares. When you subsequently sell shares acquired upon exercise, you will be subject to capital gains tax on the difference between the sale proceeds and the fair market value of the shares at exercise (less any costs of acquisition or disposal). Please note that an annual exemption is available to set against total gains of £7,900 for the tax year April 6, 2003 to April 5, 2004, and you may also be able to benefit from taper relief to reduce your chargeable gain. The rate of taper relief is dependant upon the number of years during which shares are held and whether you continue to be employed by Novell or the Novell group during this time.

Withholding and Reporting. Your employer will be responsible for tax withholding under the Pay As You Earn system in relation to the tax and NICs due on exercise and for paying to the UK Inland Revenue the amount withheld on your behalf. Your employer will inform you how it intends to recoup the income tax and NICs that it pays on your behalf. If you fail to pay your employer the income tax due on the spread within 90 days of the date of exercise of your option, you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread. This will give rise to a further income tax charge. Please note that a recent UK Budget announcement confirmed that this further income tax charge is to be extended to also apply to any NICs not collected within the same 90-day period. Your employer is required to report the details of the offer, the new option grant and any future option exercise on its annual UK Inland Revenue tax and share plan returns. In addition to your employer’s reporting obligations, you must report details of any liabilities arising from the exercise of your new option grant and from the sale or disposal of shares to the Inland Revenue on your personal UK Inland Revenue tax return. You will be responsible for paying any taxes owed as a result of the sale of the shares.

Additional Reporting Requirements. If you are a director or shadow director of a UK subsidiary of Novell and the UK subsidiary is not wholly owned by Novell, you are subject to certain notification requirements under the Companies Act 1985. Specifically, you must notify the UK subsidiary in writing of your interest in Novell and the number and class of shares or rights to which the interest relates. You must also notify the UK subsidiary when you exercise your option or sell shares acquired through the exercise of your new option grants. This disclosure requirement also applies to any rights or shares acquired by your spouse or child (under the age of 18).

Section 47. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of Singapore

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in Singapore. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. You may be subject to tax as a result of the exchange of an old option grant for a new option grant as the Inland Revenue Authority of Singapore (the “IRAS”) may view the exchange as a taxable “release” of an existing right, in this case your tendered old option grant. In practice, the IRAS is likely to disregard the “release” of the tendered old option grant and simply tax the new option grant when you exercise it. However, this result is not certain.

Issuance of New Option Grant. You will not be subject to tax when a new option grant is issued to you.

Exercise of New Option Grant. Assuming you are not taxed when the old option grant is cancelled, when you exercise the new option, you will likely be subject to income tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price unless you are eligible for an exemption or deferral as discussed below. You will not likely be subject to Central Provident Fund contributions on the spread.

Company Employee Equity-Based Remuneration Scheme (“CEEBR Scheme” (formerly called the Company Stock Option Scheme)). You may be able to claim a tax exemption on the first S$2,000 of the spread per year and 25% of the remaining spread per year subject to a total exemption of S$1 million over a 10-year period beginning in the year you exercise your options. To take advantage of this tax exemption, the vesting provisions of your new option grant must be as follows:

(a)	where the exercise price is equal to at least the fair market value of the underlying shares on the new option grant date, the new option grant may not be exercised within one year of the new option grant date; and

(b)	where the exercise price is less than the fair market value of the underlying shares on the new option grant date (i.e., discounted option), the new option grant may not be exercised within two years of the new option grant date. The exercise price of the new option grants issued in the offer will be equal to the fair market value of Novell’s common stock on the new option grant date.

In addition, the CEEBR Scheme must be offered to at least 50% of the Singapore company’s employees.

You should consult your tax advisor to determine if you qualify for this exemption in whole or in part (i.e., the portion, if any, of the new option vesting one year or more after the new grant date).

Qualified Employee Equity-Based Remuneration (“QEEBR Scheme” (formerly called the Qualified Employee Stock Option Plan Scheme)). You may also be able, in certain circumstances, to defer the tax due at exercise under the QEEBR Scheme on the portion of the spread, if any, that was not exempt from tax under the CEEBR Scheme. To take advantage of the QEEBR, the vesting provision of your new option grant must meet the requirements stated above for the CEEBR Scheme. You should consult with a tax advisor to determine if you qualify for this deferral. If you think that you qualify, you should apply to the IRAS for the deferral. If you qualify for deferral under the QEEBR Scheme, you will accrue interest on the deferred tax as explained below.

To qualify for tax deferral under the QEEBR Scheme, you must satisfy the following conditions:

(a)	you are employed in Singapore at the time the option is exercised;

(b)	the option was granted to you by the company for whom you are working at the time of exercise of the option or an associated company of that company;

(c)	the tax payable on the QEEBR gains is not borne by your employer; and

(d)	the minimum vesting periods that are applicable to CEEBR Schemes (discussed above) must be met.

You will not qualify for the QEEBR Scheme if:

(a)	you are an undischarged bankrupt;

(b)	IRAS records show that you are a delinquent taxpayer; or

(c)	the tax deferred under the QEEBR Scheme is less than S$200.

You should consult your tax advisor to determine if you qualify for the QEEBR Scheme in whole or in part (i.e., the portion of the new option grant vesting one year or more after the new option grant date).

If you are a qualifying employee, you may apply to the IRAS for tax deferral at the time of filing your income tax return for the Year of Assessment (“YOA”) (i.e., the year in which option is exercised and the spread would be subject to tax unless deferred). You must submit to the IRAS the Application Form for Deferment of Tax on Gains from the QEEBR, together with your employer’s certification on the Application Form that the QEEBR is properly qualified and your tax returns.

The maximum deferral period is five years starting from January 1 after the YOA. An employee can choose to defer the payment of the tax on the QEEBR gains for any period of time up to a maximum of five years.

The interest charge on the deferred tax will commence one month after the date of assessment (i.e., the date you exercise the option). The interest rate chargeable will be pegged to the average prime rate of the Big Three Banks (DBS, OCBC, UOB) offered on April 15 of each year and interest will be computed annually based on said rate using the simple interest method. The tax deferred and the corresponding amount of interest would be due on the expiration of the deferral period. You may settle the deferred tax earlier in one lump sum.

Tax payment deferral will cease and payment of the tax plus the corresponding interest will become due immediately:

(a)	in the case of a foreign employee (including a Singapore PR), when you

(i)	terminate your employment in Singapore and leave Singapore;

(ii)	are posted overseas; or

(iii)	leave Singapore for any period exceeding three months;

(b)	when you become bankrupt; and

(c)	when you die (the deferred tax would be recovered from your estate).

Sale of Shares. You will not be subject to tax when you subsequently sell shares acquired upon exercise of your new option grants provided you are not in the business of buying and selling securities.

Withholding and Reporting. Your employer is not required to withhold income tax or Central Provident Fund contributions with respect to the exchange, grant of the new option, exercise of the new option or upon the sale of shares. However, if you are not a Singaporean citizen or permanent resident of Singapore and you are about to cease employment or leave Singapore, special withholding rules will apply to you and you should consult with your tax advisor.

Even though your employer is not generally required to withhold taxes, your employer will prepare a Form IR8A each year stating the salary or benefits paid to you during the year. This will include the value of the shares which you acquire pursuant to exercise. Your employer will provide this Form IR8A to you. It is then your responsibility to report and pay all applicable taxes due.

Additional Reporting Requirements. If you are a director, associate director or shadow director of a Singapore affiliate of Novell, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore affiliate in writing when you receive an interest (e.g., options, shares) in Novell or any related companies. Please contact Novell to obtain a copy of the notification form. You must also notify the Singapore affiliate when you sell shares of Novell or any related company (including when you sell shares acquired under the exchange program) or if you participate in the offer. These notifications must be made within two days of acquiring or disposing of any interest in Novell or any related company. In addition, a notification must be made of your interests in Novell or any related company within two days of becoming a director, associate director or shadow director. You must comply with these reporting requirements upon the issuance to you of your Promise to Grant Stock Options, issuance to you of a new option grant, exercise of a new option grant and sale of shares upon exercise of a new option grant.

Section 48. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of South Africa

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in South Africa. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. We do not believe that you will be subject to tax as a result of the exchange of an old option grant for a new option grant.

Issuance of New Option Grant. You will not be subject to tax when a new option grant is issued to you.

Exercise of New Option Grant. Due to South African exchange control regulations, the exercise of your new option grant will be restricted to a cashless exercise method. You will not be permitted to exercise your new option grant by paying the exercise price in cash. There are two methods of cashless exercise: “cashless sell-all” and “cashless sell-to-cover.” If you elect the “cashless sell-all” method of exercise, upon exercise of a new option grant, a broker will sell all of the shares of Novell common stock that you are entitled to upon exercise, use the proceeds to pay the exercise price (plus any applicable fees or taxes) and remit the balance to you in cash. Under the “cashless sell-to-cover” method, upon exercise of a new option grant, a broker will sell enough of the Novell common stock that you are entitled to upon exercise to cover the exercise price (plus any applicable fees or taxes) and hold the remaining Novell shares on your behalf or deliver the shares to you.

Sale of Shares. You will likely be subject to tax when you subsequently sell the shares. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares on the date of exercise and such amount will be added to your taxable income. If you can demonstrate to the satisfaction of the South African Revenue Service (the “SARS”) that you acquired your shares with a view to holding the shares as a capital asset rather than a profit-making scheme, you will be subject to capital gains tax and then only 25% of the gain will be added to your taxable income. In addition, regardless of whether the shares are held as a capital asset, you will not be taxed on the first ZAR 10,000 of your annual aggregated capital gains.

Withholding and Reporting. Your employer is required to withhold and report income tax and social insurance contributions when you exercise your new option grant. It is your responsibility to notify your employer of the amount of your gain upon exercise immediately after exercising your new option. Once the notification is made, your employer will obtain a directive from the SARS as to the correct amount of the tax to be withheld. If you fail to advise your employer of any gain you receive, you may be liable for a fine. You will be responsible for paying any difference between the actual tax liability and the amount withheld. It is also your responsibility to pay any tax liability that arises at the sale of shares and on any dividends received.

Exchange Control Information. To participate in the Plan, you must comply with exchange control regulations in South Africa. The Exchange Control Department of the South African Reserve Bank (the “Exchange Control”) requires that approval be sought for the participation by South African residents in foreign share incentive schemes. Novell may obtain the approval of the Exchange Control to operate the Plan in South Africa. However, if Novell does not obtain this approval, it is your responsibility to obtain the necessary approval. If such approval is obtained, it is likely that the terms of the approval will permit you to invest a maximum of ZAR 750,000 in foreign investments. However, because your new option grant will be restricted to cashless exercise, your investment in Novell shares through the exercise of options will not be counted against this ZAR 750,000 limit (if applicable).

Because the exchange control regulations change frequently and without notice, you should consult your legal advisor prior to the purchase or sale of shares to ensure compliance with current regulations. It is your responsibility to comply with South African exchange control laws, and neither Novell nor your employer will be liable for any resulting fines or penalties.

Section 49. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of South Korea

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in South Korea. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. You will not be subject to tax as a result of the exchange of an old option grant for a new option grant.

Issuance of New Option Grant. You will not be subject to tax when a new option grant is issued to you.

Exercise of New Option Grant. When you exercise of a new option grant, the difference between the fair market value of the shares at exercise and the exercise price will be subject to income tax (at the rate applicable to salary income) and social insurance contributions.

Sale of Shares. You will be subject to capital gains tax when you subsequently sell shares acquired upon exercise of a new option grant. The taxable gain will be the difference between the sale proceeds and the fair market value of the shares on the date of exercise, unless the taxable gain in that year is less than the exempt amount, which is currently KRW2,500,000 per asset type. Any gain you realize per asset type that exceeds KRW2,500,000 will be subject to capital gains tax.

The securities transaction tax will not apply to the disposition of shares acquired pursuant to exercise of your new option grants.

Withholding and Reporting. Your employer may be required to withhold income tax and social insurance contributions when you exercise a new option grant. If there is a difference between the actual liability upon exercise and the amount withheld (if any), you are responsible for paying the difference. In addition, it is your responsibility to file a personal tax return and to report and pay any income tax due upon the sale of the shares.

Exchange Control Information. When you exercise your new option grants, your remittance of funds must be “confirmed” by a foreign exchange bank in South Korea. This procedure does not require approval of the remittance from the bank. You must submit the following documents to the bank with a confirmation application available from the bank: (i) the notice of grant; (ii) the plan document; (iii) the stock option award letter or agreement indicating the type of shares to be acquired and the amount of shares; and (iv) a certificate of employment from your local employer.

Exchange control laws also require South Korean residents who realize US$100,000 or more from the sale of shares to repatriate the proceeds back to South Korea within six months of the sale.

Section 50. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of Spain

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in Spain. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. It is unlikely that you will be subject to tax as a result of the exchange of an old option grant for a new option grant.

Issuance of New Option Grant. You will not be subject to tax when a new option grant is issued to you.

Exercise of New Option Grant. When you exercise a new option grant, you will be subject to tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. This gain will likely be considered compensation in-kind subject to payment on account.

Exemption. Notwithstanding the above, the first €12,000 of the spread at exercise in a 12-month period will not be taxable provided the following conditions are met: (1) the transferred shares are stock of your employer or another company of the group; (2) the offer is carried out following the general compensation policy of the company and contributes to the participation of the employees in the company; (3) you hold the shares acquired at exercise for at least three years after exercise; and (4) you or your close relatives do not own more than 5% of Novell’s capital. If you dispose of your shares prior to the expiration of the three-year period, the spread at exercise will be taxable to you. In the event of a sale within three years, it will be your responsibility to file a supplemental tax return for the tax year in which the option was exercised.

Social insurance contributions will be due on the taxable amount for which the exemption above does not apply, unless the applicable wage ceiling has already been met.

Sale of Shares. You will be subject to tax when you subsequently sell shares acquired upon your exercise of a new option grant. The taxable amount will be the difference between the sale proceeds and the fair market value of the underlying shares at exercise.

If you hold the shares for one year or less, the gain is taxed at your corresponding progressive income tax rate. If you hold the shares for more than one year, the gain will be taxed at a flat 15% rate.

Withholding and Reporting. The taxable spread at exercise likely will be considered compensation in-kind and, therefore, subject to payment on account. The payment on account obligation will be charged to you. Such amount will be withheld from either the proceeds from the sale of shares or your salary. You will be entitled to obtain a tax credit from your income tax obligation. In addition, your employer will withhold social insurance contributions, if applicable. It is your responsibility to pay any taxes due as a result of the sale of the shares.

Securities Information. This offer is considered a private placement outside of the scope of Spanish law on public offerings and issuances.

Exchange Control Information. It is your responsibility to comply with exchange control regulations in Spain. The purchase of Novell shares must be declared by the purchaser for statistical purposes to the Spanish Dirección General de Comercio e Inversiones of the Ministry of Economy (the “DGCI”). If you purchase shares through the use of a Spanish financial institution, that institution will automatically make the declaration to the DGCI for you. Otherwise, you make the declaration by filing the appropriate form with the DGCI.

When receiving foreign currency payments derived from the ownership of Novell shares (i.e., as a result of the sale of the shares), you must inform the financial institution receiving the payment as to the basis upon which such payment is made. You will need to provide the institution with the following information: (i) your name, address, and fiscal identification number; (ii) the name and corporate domicile of Novell; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reason for the payment; and (vii) any additional information that may be required.

If you wish to import the ownership title of the Novell shares (i.e., share certificates) into Spain, you must declare the importation of such securities to the DGCI.

Section 51. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of Sweden

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in Sweden. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. You will not be subject to tax as a result of the exchange of an old option grant for a new option grant.

Issuance of New Option Grant. You will not be subject to tax when a new option grant is issued to you.

Exercise of New Option Grant. When you exercise a new option grant, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. It is your employer’s responsibility to pay the social insurance contributions on this amount.

Sale of Shares. You will be subject to capital gains tax when you subsequently sell shares acquired upon your exercise of a new option grant. The taxable amount will be the difference between the sale proceeds and the fair market value of shares at exercise. If the sale results in a capital loss, the loss will be deductible against certain types of capital gains during the same year.

Withholding and Reporting. Your employer is required to withhold and report income tax when you exercise your new option grant. You will be responsible for reporting to your employer that you have exercised the new option grant and the taxable amount. You must make this report no later than the month after the exercise. In addition, when you exercise your new option grant, you must report the taxable amount on your annual statement of earnings for that year. This amount should match the amount reported by your employer on your income statement. It is your responsibility to report and pay any taxes due as a result of the sale of the shares.

Section 52. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of Switzerland

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in Switzerland. This summary sets forth the Swiss federal tax rules; however, employees in Switzerland are subject to tax at the federal, cantonal and municipal levels. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange for the Issuance of New Option Grants. You will likely not be subject to tax as a result of the exchange of old option grants for new option grants because the new option grants will be subject to a mandatory cashless sell-all method of exercise. However, any tax which you paid or may be required to pay upon the grant of the relevant old option grants cannot be offset against any tax that will be payable in connection with the new option grants nor can you obtain a tax deduction on account of any tax paid or payable upon the issuance of such new option grants. Because the tax treatment of the option exchange is not certain, you should consult with your tax advisor before deciding whether to participate in the offer.

Issuance of New Option Grants. New tax provisions regarding stock options have been proposed in Switzerland. If passed, these new provisions may change the tax consequences of the new option grants. Although the law is at present unsettled, we believe that you will not likely be subject to income tax or social insurance contributions when the new option grants are issued to you because the new option grants will be subject to a mandatory cashless sell-all method of exercise.

Exercise of New Option Grants. In order to attempt to defer the taxation of your new option grants until the time of exercise, you will not be permitted to obtain shares upon the exercise of the new option grants. Instead, you must use the cashless sell-all method of exercise whereby all of the shares that you are entitled to receive at exercise are immediately sold and the proceeds less the exercise price, applicable taxes and brokers’ fees, if any, are remitted to you in cash. If imposing the cashless sell-all method of exercise is successful in deferring the taxation of the new option grants until the time of exercise, you will be subject to income tax and social insurance contributions on the difference between the fair market value of the shares on the date of exercise and the exercise price.

Sale of Shares. You will not be subject to tax when you sell the new shares upon exercise as long as your shares are held as a private asset.

Wealth Tax. Cash received upon the exercise of the new option grants will become part of your net wealth and may be subject to wealth tax which is levied at the cantonal level. In addition, any options granted to you may also be subject to wealth tax. The specific rates for wealth tax vary depending upon a number of factors, including the particular canton, the net wealth of the individual, etc.

Withholding and Reporting. If you are a Swiss national or a foreign employee holding a “C” residence permit, your employer will not withhold income tax at the time of the issuance, vesting or exercise of the new option grants. However, your employer will include your taxable income on your annual “certificate of salary” which will be issued to you at the end of or shortly after the end of the calendar year of the taxable event. It is your responsibility to attach the “certificate of salary” to your tax return and pay any taxes resulting from the issuance, vesting or exercise of the new option grants. You will be required to report and pay any taxes due at the time of sale of the shares.

Additionally, your employer will withhold social insurance contributions at the time of the relevant taxable event(s).

Section 53. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of Taiwan

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in Taiwan. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. You will not be subject to tax as a result of the exchange of an old option grant for a new option grant.

Issuance of New Option Grant. You will not be subject to tax when a new option grant is issued to you.

Exercise of New Option Grant. You will not be subject to tax when you exercise your new option grant.

Sale of Shares. You will not be subject to tax when you subsequently sell shares acquired upon your exercise of new option grants.

Withholding and Reporting. Your employer is not required to withhold or report income tax as a result of the exchange, new grant, exercise of new option or sale of shares. It is your responsibility to report and pay applicable taxes, if any.

Section 54. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of the Thailand

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in Thailand. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. We do not believe that you will be subject to tax as a result of the exchange of an old option grant for a new option grant.

Issuance of New Option Grant. You will not be subject to tax when a new option grant is issued to you.

Exercise and Sale of New Option. Due to exchange control restrictions in Thailand, when you exercise your new option grant you will be limited to using the cashless sell-all method of exercise (i.e., you authorize the stockbroker to sell all the shares that you are entitled to at exercise and remit to you in cash the sale proceeds less the exercise price for the shares, brokers’ fees and any applicable taxes). You will be subject to tax on the difference between the fair market value of the shares sold and the exercise price. You are not eligible to hold shares when you exercise your new option grant.

Withholding and Reporting. Your employer is not required to withhold or report income tax or social insurance contributions at the time of exercise or sale. It is your responsibility to report and pay any taxes resulting from the exercise of your options or the sale of your shares.

Exchange Control Information. Due to exchange control restrictions, you will only be permitted to exercise your new option grant using the cashless sell-all method of exercise. Therefore, the exercise of your new option grant is not subject to approval by the Bank of Thailand. Accordingly, you may hold abroad in foreign currency the cash proceeds received when you exercise your new option grant using the cashless sell-all method of exercise. However, once such proceeds are repatriated into Thailand, they must be converted into Thai Baht within seven days of receipt. In the event that the amount of the proceeds from the sale of shares exceeds US$10,000 or its equivalent, you are required to provide information associated with the source of such income to the authorized agent for reporting to an exchange control officer.

Restrictions on Online Election. Due to certain local law restrictions, you may not use the Stock Option Exchange Web Site on Novell’s Innerweb to submit your Election Form or Notice to Withdraw from the Offer. You may only submit your properly completed and executed Election Form or Notice to Withdraw from the Offer by fax, by personal delivery, by registered mail or by overnight courier as described in the Offer to Exchange.

Section 55. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of the United Kingdom

The following is a summary of the tax consequences of the cancellation of old option grants in exchange for new option grants for individuals subject to tax in the United Kingdom. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange. You will not be subject to tax or national insurance contributions (“NICs”) as a result of the exchange of an old option grant for a new option grant.

Issuance of New Option Grant. You will not be subject to tax when a new option grant is issued to you.

Exercise of New Option Grant. You will be subject to tax when you exercise your new option grant. Income tax will be charged on the difference (or spread) between the fair market value of the stock on the date of exercise and the exercise price. Your employer will be responsible for tax withholding under the Pay As You Earn system in relation to the tax due on exercise and for paying to the UK Inland Revenue the income tax withheld on your behalf. Your employer will inform you how it intends to recoup the income tax that it pays on your behalf. If you fail to pay your employer the income tax due on the spread within 30 days of the date of exercise of your option, you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread. This will give rise to a further income tax charge.

You will also be liable to pay employees’ NICs on the spread upon exercise of your new option grant. Effective as of April 6, 2003, employees’ NICs at 11% are payable up to the maximum earnings limit of £595 per week (£30,960 per annum), and an additional 1% NICs will apply above this limit. Your employer will be responsible for withholding employees’ NICs and for paying the amount withheld to the UK Inland Revenue on your behalf.

Sale of Shares. When you subsequently sell shares acquired upon exercise, you will be subject to capital gains tax on the difference between the sale proceeds and the fair market value of the shares at exercise (less any costs of acquisition or disposal). In addition, in accordance with UK Inland Revenue guidance issued in January 2003, the amount charged to income tax on exercise may also be offset when determining the capital gain. However, please note that this guidance is expected to change.

Please note that an annual exemption is available to set against total gains of £7,700 for the tax year April 6, 2002 to April 5, 2003, and you may also be able to benefit from taper relief to reduce your chargeable gain. The rate of taper relief is dependant upon the number of years during which shares are held and whether you continue to be employed by Novell or the Novell group during this time.

Withholding and Reporting. Your employer will be responsible for tax withholding under the Pay As You Earn system in relation to the tax and NICs due on exercise and for paying to the UK Inland Revenue the amount withheld on your behalf. Your employer will inform you how it intends to recoup the income tax and NICs that it pays on your behalf. If you fail to pay your employer the income tax due on the spread within 90 days of the date of exercise of your option, you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread. This will give rise to a further income tax charge. Please note that a recent UK Budget announcement confirmed that this further income tax charge is to be extended to also apply to any NICs not collected within the same 90-day period. Your employer is required to report the details of the offer, the new option grant and any future option exercise on its annual UK Inland Revenue tax and share plan returns. In addition to your employer’s reporting obligations, you must report details of any liabilities arising from the exercise of your new option grant and from the sale or disposal of shares to the Inland Revenue on your personal UK Inland Revenue tax return. You will be responsible for paying any taxes owed as a result of the sale of the shares.

Additional Reporting Requirements. If you are a director or shadow director of a UK subsidiary of Novell and the UK subsidiary is not wholly owned by Novell, you are subject to certain notification requirements under the Companies Act 1985. Specifically, you must notify the UK subsidiary in writing of your interest in Novell and the number and class of shares or rights to which the interest relates. You must also notify the UK subsidiary when you exercise your option or sell shares acquired through exercise of your new option grants. This disclosure requirement also applies to any rights or shares acquired by your spouse or child (under the age of 18).

* * * * *

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through the offer. You should rely only on the information in this Offer to Exchange and the other Offer Documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in the Offer Documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Novell, Inc.

May 14, 2003

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF NOVELL, INC.

The executive officers and directors of Novell, Inc. and their positions and offices as of April 30, 2003 are set forth in the following table:

Name	Position
Jack L Messman	Chairman of the Board, President and Chief Executive Officer
Joseph S. Tibbetts, Jr.	Senior Vice President, Chief Financial Officer
Alan J. Friedman	Senior Vice President, People
Joseph A. LaSala, Jr.	Senior Vice President, General Counsel and Secretary
Carl S. Ledbetter	Senior Vice President, Engineering, Research and Development
H. Carvel Moore	President, Novell Americas
Christopher Stone	Vice Chairman, Office of the CEO
Gerard Van Kemmel	President, Novell Europe, Middle East, Africa
Albert Aiello	Director
Fred Corrado	Director
Richard L. Nolan	Director
Thomas G. Plaskett	Director
John W. Poduska, Sr., Ph.D.	Director
James D. Robinson, III	Director

The address of each director and executive officer is: c/o Novell, Inc., 1800 South Novell Place, Provo, Utah 84606.

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION

OF NOVELL, INC.

The following table sets forth summary financial information included in our Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q for the periods specified:

Summary Financial Information

	October 31, 2001	October 31, 2002	January 31, 2003
	(Amounts in thousands, except per share data)
Balance Sheet
Current assets	$1,027,366	$919,538	$881,609
Non-current assets	876,640	745,527	728,252
Total assets	1,904,006	1,665,065	1,609,861
Current Liabilities	610,903	591,507	546,216
Minority interest	22,436	8,016	7,792
Stockholders’ equity	1,270,667	1,065,542	1,055,853
Total liabilities and stockholders’ equity	1,904,006	1,665,065	1,609,861
Book value per share	3.51	2.90	2.87

	Fiscal year ended		Quarter ended
	October 31, 2001	October 31, 2002	January 31, 2002	January 31, 2003

	(Amounts in thousands, except per share data)
Statement of Operations
Total net revenue	$1,050,796	$1,134,320	$277,859	$259,971
Gross Profit	712,162	684,902	160,290	162,407
Income (loss) from operations	(120,813)	(68,125)	1,476	(6,165)
Income (loss) before accounting change	(261,822)	(103,121)	8,351	(11,888)
Net income (loss)	(272,870)	(246,823)	8,351	(11,888)
Basic and diluted income (loss) per share	(0.82)	(0.68)	0.02	(0.03)

Ratio of earnings to fixed charges

Not applicable.

B-1